Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186199

PROSPECTUS

The Pantry, Inc.

Offer to Exchange

$250,000,000 Outstanding 8.375% Senior Notes due 2020

for $250,000,000 Registered 8.375% Senior Notes due 2020

On August 3, 2012, we issued $250 million aggregate principal amount of restricted 8.375% Senior Notes due 2020 in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), which we refer to as the “old notes.”

The exchange offer:

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We are offering to exchange a new issue of 8.375% senior notes due 2020, which we refer to as the “exchange notes,” for our outstanding old notes. We sometimes refer to the old notes and the exchange notes in this prospectus together as the “notes.”

•	Our offer to exchange old notes for exchange notes will be open until 5:00 p.m., New York City time, on May 23, 2013, unless extended.

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The exchange offer is subject to certain conditions, including that the exchange offer does not violate any law or applicable interpretation of any law by the staff of the Securities and Exchange Commission (the “SEC”).

•	You may withdraw your tender of old notes at any time before the exchange offer expires.

•	We will not receive any cash proceeds from the exchange offer.

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We do not intend to list the exchange notes on any national securities exchange or seek approval through any automated quotation system, and no active market currently exists for the old notes or is anticipated for the exchange notes.

The exchange notes:

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The terms of the exchange notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the exchange notes will be registered under the Securities Act, and will not be subject to the restrictions on transfer or provisions relating to additional interest applicable to the old notes.

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Interest on the exchange notes will accrue at a rate of 8.375% per year, payable semiannually in cash in arrears on February 1 and August 1 of each year, beginning February 1, 2013, to the extent not already paid on the old notes.

•	The exchange notes will be guaranteed by each of our future material domestic subsidiaries. As of April 23, 2013, we had no subsidiaries.

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The exchange notes will be general unsecured senior obligations and will be subordinated to all of our and any guarantors’ existing and future secured debt to the extent of the assets securing that secured debt. In addition, the exchange notes will be effectively subordinated to all of the liabilities of our future subsidiaries that are not guaranteeing the exchange notes, to the extent of the assets of those subsidiaries.

•	The exchange notes will bear a different CUSIP or ISIN number from the old notes and will not entitle their holders to registration rights.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

An investment in the exchange notes involves risks. You should carefully review the risk factors beginning on page 11 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated April 24, 2013.

ABOUT THIS PROSPECTUS

In making your decision regarding participation in the exchange offer, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in places where offers and sales are not permitted. The information contained in this prospectus and any applicable prospectus supplement is accurate only on the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since that date. You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may obtain copies of documents that we file with the SEC and incorporate by reference in this prospectus, free of charge, by oral or written request directed to: The Pantry, Inc., 305 Gregson Drive, Cary, NC 27511, Attention: Secretary, telephone: (919) 774-6700. The exchange offer is expected to expire on May 23, 2013 and you must make your exchange decision by this expiration date. To obtain timely delivery of the requested information, you must request this information by May 16, 2013, which is five business days before the expiration date of the exchange offer.

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NON-GAAP FINANCIAL MEASURES

Throughout this prospectus we use the term “Adjusted EBITDA,” which is not an indicator of performance or liquidity determined in accordance with generally accepted accounting principles in the United States (“GAAP”) and may not be comparable to similarly titled measures used by other companies. Please see “Selected Consolidated Financial Data and Operating Data” for a more thorough discussion of our use of Adjusted EBITDA in this prospectus, including the reasons that we believe this information is useful to management and why it may be useful to investors, and a reconciliation of Adjusted EBITDA to the most closely comparable financial measure calculated in accordance with GAAP.

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data used throughout this prospectus and in the documents incorporated by reference herein from our own research, surveys or studies conducted by third parties and industry or general publications, including the National Association of Convenience Stores (“NACS”) and Convenience Store News. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor the initial purchasers have independently verified such data, and neither we nor the initial purchasers make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

FORWARD-LOOKING STATEMENTS

This prospectus, including, without limitation, the documents incorporated by reference, contains statements that are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and that are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements generally can be identified by the use of phrases such as “believe,” “plan,” “expect,” “anticipate,” “will,” “may,” “intend,” “forecast,” “goal,” “guidance” or other similar words or phrases. Descriptions of our objectives, goals, targets, plans, strategies, anticipated financial performance, projected costs and burdens of environmental remediation, anticipated capital expenditures, expected cost savings and benefits and anticipated synergies from acquisitions, and expectations regarding remodeling, re-branding, re-imaging or otherwise converting our stores are forward-looking statements, as are our statements relating to our anticipated liquidity and debt reduction, our pricing strategies and their anticipated impact and our expectations relating to the costs and benefits of our merchandising and marketing initiatives. These forward-looking statements are based on our current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements, including:

•	competitive pressures from convenience stores, fuel stations and other non-traditional retailers located in our markets;

•	volatility in oil and wholesale fuel costs;

•	political conditions in oil producing regions and global demand;

•	changes in credit card expenses;

•	changes in economic conditions generally and in the markets we serve;

•	consumer behavior, travel and tourism trends;

•	legal, technological, political and scientific developments regarding climate change;

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•	wholesale cost increases of, tax increases on and campaigns to discourage the use of tobacco products;

•	federal and state regulation of tobacco products;

•	unfavorable weather conditions, the impact of climate change or other trends or developments in the southeastern United States;

•	inability to identify, acquire and integrate new stores or to divest our non-core stores to qualified buyers or operators on acceptable terms;

•	financial leverage and debt covenants, including increases in interest rates;

•	federal and state environmental, tobacco and other laws and regulations;

•	dependence on one principal supplier for merchandise and three principal suppliers for fuel;

•	dependence on senior management;

•	litigation risks, including with respect to food quality, health and other related issues;

•	inability to maintain an effective system of internal control over financial reporting;

•	disruption of our IT systems or a failure to protect sensitive customer, employee or vendor data;

•	inability to effectively implement our store improvement strategies; and

•	other unforeseen factors.

For a discussion of these and other risks and uncertainties, please refer to “Risk Factors” in this prospectus and the documents incorporated by reference herein. The list of factors that could affect future performance and the accuracy of forward-looking statements is illustrative but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The forward-looking statements included in this report are based on, and include, our estimates as of the date of this prospectus. We anticipate that subsequent events and market developments will cause our estimates to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available.

Please note that the forward-looking statements contained in this prospectus and made in connection with the exchange offer are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995.

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PROSPECTUS SUMMARY

This summary contains basic information about us and this exchange offer. Because it is a summary, it does not contain all of the information that you should consider before participating in the exchange offer. You should read this summary along with the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the notes thereto incorporated by reference in this prospectus, before making an investment decision with respect to an investment in the exchange notes. References in this prospectus to “The Pantry,” “we,” “us,” “our,” “ours” and “our company” refer to The Pantry, Inc. and, if applicable, its former subsidiaries. References to “fiscal 2012” refer to our fiscal year which ended on September 27, 2012, references to “fiscal 2011” refer to our fiscal year which ended on September 29, 2011, references to “fiscal 2010” refer to our fiscal year which ended September 30, 2010, references to “fiscal 2009” refer to our fiscal year which ended September 24, 2009, and references to “fiscal 2008” refer to our fiscal year which ended September 25, 2008. All fiscal years presented in this prospectus included 52 weeks, except fiscal 2010, which included 53 weeks.

Our Company

We are the leading independently operated convenience store chain in the southeastern United States. As of December 27, 2012, we operated 1,572 convenience stores in 13 states primarily under the Kangaroo Express® operating banner. We maintain a leadership position in most of our largest Designated Market Areas (“DMAs”) (as defined by Convenience Store News). We believe our scale affords us the ability to leverage our infrastructure and purchasing power and to benefit from best practices across markets. Our regional focus allows us to more effectively manage our store network, respond to changing customer needs and adapt to changing demographic and economic trends, in addition to tailoring our merchandise and service offerings to the preferences of the local population.

Approximately 32.0% of our stores are strategically located in coastal / resort areas such as Jacksonville, St. Augustine, and Orlando / Disney World®, Florida, Myrtle Beach, Charleston, and Hilton Head, South Carolina and Gulfport / Biloxi, Mississippi that attract a large number of tourists who we believe value convenience shopping. Additionally, approximately 23.0% of our total stores are situated along major interstates and highways, which benefit from high traffic counts and customers seeking convenient fueling locations, including some stores in coastal/resort areas. Almost all of our stores are freestanding structures averaging approximately 2,900 square feet and provide ample customer parking.

All but our very smallest local stores offer a wide selection of merchandise which includes foodservice, fuel and ancillary products and services designed to appeal to the convenience needs of our customers. A limited number of stores do not offer fuel. As of December 27, 2012, we operated 217 proprietary foodservice and quick service restaurants at 214 of our locations. Our foodservice category includes both proprietary foodservice and quick service restaurants consisting of major national quick service restaurants, including Subway®, Quiznos®, Hardee’s®, Krystal®, Church’s®, Dairy Queen®, Baskin-Robbins® and Bojangles®, and a proprietary brand, Aunt M’s®. As of December 27, 2012, we offered a mix of branded and private branded fuel at 1,560 of our locations under major oil company brand names such as Marathon®, BP®, CITGO® , Chevron® , Shell® , Texaco®, ExxonMobil®, ConocoPhillips® and Valero®. There are approximately 60 fuel terminals in our operating areas, allowing us to choose from more than one distribution point for most of our stores. For fiscal 2012, we generated revenue, net loss and Adjusted EBITDA of $8.3 billion, $2.5 million and $210.1 million, respectively. See “Selected Consolidated Financial Data and Operating Data” for an explanation of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss).

Although we have historically grown largely through acquisitions, our current focus is on generating profitable growth by remodeling and right-sizing our existing store base, enhancing our merchandising product mix to expand margins, utilizing technology to optimize fuel pricing and optimizing our cost structure by leveraging our economies of scale in order to generate consistent cash flows, which allows us to reinvest in our business and reduce debt.

Industry Trends

We operate within the large and growing U.S. convenience store industry. Companies in this industry sell motor fuels, such as gasoline and diesel, and are often co-located with convenience stores or food marts. According to the NACS, our industry has grown from $569 billion in total industry sales in 2006 to $682 billion in 2011, which represents a compounded annual growth rate (“CAGR”) of 4%. In 2011, inside store (non-fuel) sales increased to $195 billion, marking the ninth consecutive year of positive growth, and total store count also increased to over 148,000 stores. The industry remains highly fragmented, with independent single-store sites accounting for 63% of the total number of convenience stores. We believe we will continue to benefit from several key industry trends and characteristics, including:

•	continued consumer desire for speed and convenience in their daily shopping needs;

•	highly fragmented nature of the industry providing larger chain operators with significant scale advantages; and

•	increased profitability among top performing convenience stores driven in part by the growth of high margin foodservice businesses.

Competitive Strengths

We believe the following business strengths differentiate us from our competitors and position us for success within our markets:

Leading Convenience Store Retailer in the Southeast. We are the leading independently operated convenience store retailer in the southeastern United States with approximately 1,600 stores across 13 states. We maintain a leadership position in most of our largest DMAs. We believe this leading market position in the highly fragmented convenience store industry allows us to achieve more favorable merchandise and motor fuel procurement costs than our smaller competitors and provides us with greater economies of scale. We believe our broad geographic footprint throughout the Southeast also increases the effectiveness of our marketing and promotional strategies. Furthermore, approximately 46.8% of our stores are located in Florida and North Carolina, which have benefited from above average population growth over the last 10 years, growing approximately 15.0% and 17.0%, respectively.

Attractive Store Locations. Our real estate strategy has been to build or acquire stores in prime locations within our geographic footprint. As a result, our stores are generally situated in growing suburban markets, college towns, coastal / resort areas and along major interstates and highways. Approximately 32.0% of our stores are located in attractive coastal / resort areas where tourists demonstrate a willingness to pay for convenience. Approximately 23.0% of our stores are situated along major interstates and highways (including in coastal / resort areas) where high automobile traffic density drives strong store volume. Many of our stores are located in college and university towns throughout the region where our stores benefit from higher traffic counts driven by college students and visitors. We believe this strategic mix of locations allows us to build leading market positions in high-traffic, high-demand areas.

Well-Positioned To Capture Operational Efficiencies With Successful Deployment of Technology Platforms. We have effectively implemented technology platforms across the corporate and store level to help drive efficiencies, reduce costs and increase profitability. Our stores utilize information systems that allow us to regularly collect and analyze data in order to refine our business strategy. For example, point-of-sale scanning in all of our stores allows us to track sales and margin trends at the store and stock-keeping unit (“SKU”) level, resulting in an enhanced ability to adjust our merchandise mix and pricing strategy to meet local customer preferences and improve profitability. Through the implementation of KSS/PRICENET, a single integrated software solution utilizing a data driven business intelligence tool in conjunction with SAS® analytic software, we are also able to utilize a wide array of fuel retail related data to optimize our fuel pricing decisions, maximizing volume while maintaining strong, consistent fuel margins. Over the last five years, our fuel margin has averaged 13.0 cents per gallon (exclusive of credit card processing fees and cost of repairs and maintenance on fuel equipment), which we believe is above the industry-wide average. We also capture time-stamped transaction data, which allows us to further refine our merchandising programs. In addition, we use labor scheduling and task management systems to enhance productivity of existing stores through better workforce management.

Our Strategy

Our growth strategy is to continue to increase sales and profitability through the implementation of our operating strategy. Specific elements of our strategy include:

Utilize Remodels to Grow Sales and Increase Store Productivity. Since our founding in North Carolina in 1967, we have grown into the leading independently operated convenience store chain in the southeastern United States primarily through acquisitions. More recently, we have slowed the pace of acquisitions as we focus on improving the growth and productivity of our existing store fleet. We are currently implementing a remodel program that incorporates foodservice initiatives but also addresses other aspects of the stores, including improving the condition and appearance of both the internal and external portions of the stores and redesigning the amount and nature of the selling space within the stores. We also are implementing lifestyle merchandising programs to provide merchandise offerings in each store that we believe are consistent with the customer demographics for that particular store. Our holistic, store-by-store enhancement strategy will incorporate consistent branding centered around the Kangaroo Express® brand, while allowing for the flexibility to implement regional or local merchandising initiatives to better serve our customers. Additionally, we have sought out select opportunities to dual brand with our major branded suppliers. For example, we rebranded the fuel area of approximately 173 locations that will be dual branded pursuant to our agreement with Valero Marketing and Supply Company. We plan to remodel approximately 10% of our stores per year to reduce the effective average age of our store base.

Right-Size Existing Store Base. We are in the process of implementing a portfolio optimization plan whereby we intend to continue to divest selected underperforming assets through sale, closure or conversion to dealer operations to improve overall profitability. Between October 1, 2010 and September 27, 2012, 56 stores were either sold or converted to dealers or commission marketers, resulting in $10.3 million in proceeds and an expected improvement of $1.5 million in Adjusted EBITDA on an annualized basis. We made an additional 52 strategic store closures and sales of surplus property over the same period, which generated approximately $5.1 million in proceeds and an increase of $1.4 million in pro forma Adjusted EBITDA on an annualized basis.

Implement Merchandise and Foodservice Initiatives to Enhance Profitability. We are undergoing a detailed assessment of the product mix in all our stores in order to expand margins and maximize sales per square foot. We believe we have significant opportunities to grow our foodservice mix through the continued rollout of quick-service restaurant (“QSR”) partnerships as well as further growth of our proprietary foodservice offerings. We currently have approximately 220 in-store QSRs and believe we have the potential to add over 20 new locations per year to our existing store base for the next several years. In addition, we have had proven success with our enhanced Bean Street Coffee program in recently remodeled stores, which meets the demand of customers for high quality, premium coffee. Our targeted merchandise offerings also complement the foodservice strategy, with key initiatives in place to increase “impulse” purchases, provide more fresh food options as well as tailor products to site specific customer preferences. For example, in fiscal 2012, we completed the second year of our “Roo Cups” initiative, which offers 25¢ refills for the summer following the purchase of the $6.99 cup. We believe this program has been successful at expanding our base of loyal customers and increasing frequency of visits. The combined impact of these foodservice and merchandising initiatives has helped increase total foodservice sales as a percentage of merchandise sales from approximately 4.8% in fiscal 2010 to 10.6% in fiscal 2012, and we believe there is additional upside given we are still below the industry-wide foodservice average of approximately 18%.

Further Reduce Expenses and Improve Cost Structure. Our expense management initiatives and the impact of closed and converted stores generated approximately $18.5 million in store operating and general and administrative expense savings in fiscal 2012. Our efforts to reduce expenses have been the result of renegotiated lease payments and bank fees, improved labor productivity, lower personnel costs and information technology efficiencies. We plan to further reduce expenses and improve our cost structure by leveraging our buying power to renegotiate merchandise and fuel supply contracts, continuing to renegotiate lease payments, further consolidating our legacy point-of-sale systems and continuing the implementation of our enterprise data warehouse systems, labor scheduling modules and inventory control.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for each of the following periods was:

Three Months Ended		Fiscal Year Ended
December 27, 2012	December 29, 2011	September 27, 2012	September 29, 2011	September 30, 2010 (b)	September 24, 2009	September 25, 2008
(a)	(a)	(c)	1.13	(c)	1.71	1.38

(a)	Earnings (loss) was inadequate to cover fixed charges by $5.1 million and $5.6 million for the three months ended December 27, 2012 and December 29, 2011, respectively.

(b)	Fiscal 2010 included 53 weeks.

(c)	Earnings (loss) was inadequate to cover fixed charges by $5.6 million and $236.9 million for the fiscal years ended September 27, 2012 and September 30, 2010, respectively.

See the section of this prospectus entitled “Ratio of Earnings to Fixed Charges” for information regarding the computation of our ratio of earnings to fixed charges.

Corporate Information

Our principal executive offices are located at 305 Gregson Drive, Cary, North Carolina 27511. Our telephone number is (919) 774-6700. We were originally incorporated under the laws of Delaware on July 13, 1987. Our Internet address is www.thepantry.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

During the fourth quarter of fiscal 2012, we merged our subsidiaries into The Pantry, Inc., and as such, we had one legal entity as of December 27, 2012.

Summary of the Terms of the Exchange Offer

On August 3, 2012, we completed a private placement of $250 million in aggregate principal of the old notes. As part of the private offering, we entered into a registration rights agreement with the purchasers of the old notes. You are entitled to exchange in the exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

•	The exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	The exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

•	Our obligation to pay additional interest on the old notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes.

The following is a summary of the exchange offer:

Exchange Offer	We are offering to exchange up to $250 million aggregate principal amount of our exchange notes that have been registered under the Securities Act for an equal principal amount of our old notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on May 23, 2013, unless we decide to extend it. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes	Unless you comply with the procedures described under the caption “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery,” you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

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tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to U.S. Bank, as registrar and exchange agent, at the address listed under the caption “The Exchange Offer—Exchange Agent;” or

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tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, U.S. Bank, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at The Depository Trust Company

(“DTC”) prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under the caption “The Exchange Offer—Procedures for Tendering—Book-Entry Transfer.”

Guaranteed Delivery Procedures	If you are a registered holder of the old notes and wish to tender your old notes in the exchange offer, but:

•	the old notes are not immediately available,

•	time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer, or

•	the procedure for book-entry transfer cannot be completed prior to the expiration of the exchange offer,

then you may tender old notes by following the procedures described under the caption “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf.

If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Withdrawal; Non-Acceptance	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on May 23, 2013. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered old notes, please read “The Exchange Offer—Withdrawal Rights.”

U.S. Federal Income Tax Considerations	The exchange of the exchange notes for the old notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. For more information, please see “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding old notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the old notes. See “Use of Proceeds.”

Fees and Expenses	We will pay all of our expenses incident to the exchange offer.

Exchange Agent	We have appointed U.S. Bank as exchange agent for the exchange offer. You can find the address, telephone number and fax number of the exchange agent under the caption “The Exchange Offer—Exchange Agent.”

Resales of Exchange Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the exchange notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

•	the exchange notes are being acquired in the ordinary course of business;

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you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;

•	you are not our affiliate; and

•	you are not a broker-dealer that acquired the old notes directly from us or as a result of market-making activities or other trading activities.

Broker-dealers that acquired old notes as a result of market-making activities or other trading activities may participate in the exchange offer and resell their exchange notes if they comply with the applicable prospectus delivery provisions of the Securities Act. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any exchange notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Please read “The Exchange Offer—Resales of Exchange Notes” for more information regarding resales of the exchange notes.

Effect on Holders of Old Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay additional interest as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, but you will not have any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of Failure to Exchange	All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. Under limited circumstances, however, certain holders of the old notes may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by such holders. Please read “The Exchange Offer—Consequences of Failure to Exchange Outstanding Securities.”

Summary of the Terms of the Exchange Notes

The following is a brief summary of the principal terms of the exchange notes. For a more detailed description of the exchange notes, see “Description of Exchange Notes” in this prospectus.

Issuer	The Pantry, Inc.

Securities Offered	$250 million aggregate principal amount of 8.375% Senior Notes due 2020.

Maturity Date	August 1, 2020.

Interest	Interest on the exchange notes is payable semiannually in cash in arrears on February 1 and August 1 of each year, beginning February 1, 2013, to the extent not already paid on the old notes.

Security	The exchange notes will be unsecured.

Guarantees	Each future material domestic subsidiary of The Pantry, Inc. will fully and unconditionally guarantee the exchange notes on a senior unsecured basis. As of April 23, 2013, we had no subsidiaries.

Ranking	The exchange notes and the guarantees will rank equally to all of our and the guarantors’ other unsecured and unsubordinated indebtedness, but will effectively be junior to all of our and the guarantors’ secured indebtedness, to the extent of the value of the assets securing that indebtedness. The exchange notes will also effectively rank junior to all liabilities of our subsidiaries that do not guarantee the exchange notes. As of December 27, 2012, we had approximately $255.0 million (excluding the discount) of secured indebtedness.

In addition, we had $451.2 million of lease finance obligations on our balance sheet at December 27, 2012 relating to store leases. Annual lease payments (which are not secured by liens on any of our assets) represent our primary financial obligations in respect of these leases, and we have no repurchase obligations in respect of the leased properties. However, the related assets reflected on our balance sheet are owned by the landlord.

Optional Redemption	We may redeem any of the notes beginning on August 1, 2016 at a redemption price of 104.188% of their principal amount, plus accrued interest. The redemption price will decline each year after 2016 and will be 100% of their principal amount, plus accrued interest, beginning on August 1, 2018. We may also redeem some or all of the notes before August 1, 2016 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest to the redemption date, plus an applicable “make-whole” premium.

In addition, before August 1, 2015, we may redeem up to 35% of the aggregate principal amount of notes with the proceeds of certain equity offerings at 108.375% of their principal amount plus accrued interest. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes issued remains outstanding.

Change of Control	Upon a change of control, we will be required to make an offer to purchase the exchange notes. The purchase price will equal 101% of the principal amount of the exchange notes on the date of purchase plus accrued and unpaid interest. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Offer	If we make certain asset sales and do not reinvest the proceeds thereof or use such proceeds to repay certain debt, we will be required to use the proceeds of such asset sales to make an offer to purchase the exchange notes at 100% of their principal amount, together with accrued and unpaid interest to the date of purchase. See “Description of Exchange Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The terms of the exchange notes restrict our ability and the ability of certain of our subsidiaries to:

•	incur additional indebtedness;

•	create liens;

•	pay dividends or make distributions in respect of capital stock;

•	purchase or redeem capital stock;

•	make investments or certain other restricted payments;

•	sell assets;

•	enter into transactions with stockholders or affiliates; or

•	effect a consolidation or merger.

However, these limitations are subject to a number of important qualifications and exceptions. See “Description of Exchange Notes—Certain Covenants.”

No Prior Market	The exchange notes are a new issue of securities and there is currently no established trading market for the exchange notes. An active or liquid market may not develop for the exchange notes. See “Plan of Distribution.”

Risk Factors	Investing in the exchange notes involves risks. You should carefully consider all information in this prospectus before you decide whether to invest in the exchange notes. In particular, you should evaluate the specific risks described in the section entitled “Risk Factors” beginning on page 11 in this prospectus for a discussion of risks relating to us and an investment in the exchange notes.

RISK FACTORS

In addition to the other information provided in this prospectus, you should consider the following factors carefully in evaluating whether to tender old notes in the exchange offer. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our results of operations or financial condition in the future. If any of such risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our securities could decline, and you may lose all or part of your investment. Along with the risks and uncertainties described below, you should carefully consider the risks and uncertainties described in the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended September 27, 2012, which is incorporated by reference in this prospectus.

Risks Relating to Our Indebtedness and the Exchange Notes

Our indebtedness could negatively impact our financial health.

We are highly leveraged. Our substantial indebtedness could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our debt and our leases;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, including lease finance obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•

place us at a competitive disadvantage compared to our competitors that have less indebtedness or better access to capital by, for example, limiting our ability to enter into new markets or renovate our stores; and

•	limit our ability to borrow additional funds in the future.

We are vulnerable to increases in interest rates because the debt under our credit facility is subject to a variable interest rate.

If we are unable to meet our debt obligations, we could be forced to restructure or refinance our obligations, seek additional equity financing or sell assets, which we may not be able to do on satisfactory terms or at all. As a result, we could default on those obligations.

In addition, the credit agreement governing our credit facility and the indenture governing the notes contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness, which would adversely affect our financial health and could prevent us from fulfilling our obligations.

Despite current indebtedness levels, we may still be able to incur additional debt. This could further increase the risks associated with our substantial leverage.

We are able to incur additional indebtedness. The terms of the indenture governing the notes permit us to incur additional indebtedness under certain circumstances. In addition, the credit agreement governing our credit facility permits us to incur additional indebtedness (assuming certain financial conditions are met at the time) beyond the amounts available under our revolving credit facility. If we incur additional indebtedness, the related risks that we now face could increase.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including without limitation any payments required to be made to holders of the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our future liquidity needs for at least the next 12 months.

We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity, sell assets, reduce or delay capital expenditures, seek additional equity financing or seek third-party financing to satisfy such obligations. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. Our failure to fund indebtedness obligations at any time could constitute an event of default under the instruments governing such indebtedness, which would likely trigger a cross-default under our other outstanding debt.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

In the event of a change of control, each holder of the notes may require us to purchase all or a portion of its notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. Our ability to repurchase the notes upon a change of control will be limited by the terms of our credit facility and our other debt. Upon a change of control, we will be required immediately to repay the outstanding principal, any accrued interest and any other amounts owed by us under the credit facility. We cannot assure you that we would be able to repay amounts outstanding under the credit facility or obtain necessary consents under the credit facility to repurchase the notes. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our other outstanding debt, which we may not be able to do. In addition, even if we were able to refinance this debt, the refinancing may not be on terms favorable to us. Our failure to purchase the notes would be a default under the indenture governing the notes.

The change of control provision in the indenture governing the notes may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change of the magnitude required under the definition of change of control triggering event in the indenture to trigger our obligation to repurchase the notes. Except as described above, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in an event of a takeover, recapitalization or similar transaction.

If we do not comply with the covenants in the credit agreement governing our credit facility and the indenture governing the notes or otherwise default under them, we may not have the funds necessary to pay all of our indebtedness that could become due.

The credit agreement governing our credit facility and the indenture governing the notes require us to comply with certain covenants. In particular, our credit agreement prohibits us from incurring any additional indebtedness, except in specified circumstances, or materially amending the terms of any agreement relating to existing indebtedness without lender approval. Further, our credit agreement restricts our ability to acquire and dispose of assets, engage in mergers or reorganizations, pay dividends or make investments or capital expenditures. Other restrictive covenants require that we meet a maximum total adjusted leverage ratio and a minimum interest coverage ratio, as defined in our credit agreement. A violation of any of these covenants could cause an event of default under our credit agreement.

If we default on the credit agreement governing our credit facility or the indenture governing the notes because of a covenant breach or otherwise, all outstanding amounts could become immediately due and payable. We cannot assure you that we would have sufficient funds to repay all the outstanding amounts, and any acceleration of amounts due under our credit agreement or the indenture likely would have a material adverse effect on us.

Your right to receive payments on the notes are effectively junior to those lenders under our credit agreement who have a security interest in our assets.

Our obligations under the notes and any guarantors’ obligations under their guarantees of the notes are unsecured. As a result, the notes and any related guarantees are effectively subordinated to all of our and the guarantors’ secured indebtedness to the extent of the value of the assets securing such indebtedness. Our obligations under our credit facility are secured by a first priority perfected lien on all of our and our guarantors’ tangible and intangible assets. In the event that we or a guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, our obligations under our credit facility and any other secured obligations will be entitled to be paid in full from our assets or the assets of such guarantor pledged as security for such obligation before any payment may be made with respect to the notes. Holders of the notes would participate ratably in our remaining assets or the remaining assets of the guarantor with all holders of unsecured indebtedness that are deemed to rank equally with the notes, based upon the respective amount owed to each creditor. In addition, if we default under our credit facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture under which the notes were issued at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that subsidiary guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or any equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See “Description of Other Indebtedness.”

As of December 27, 2012, we had $255.0 million (excluding the discount) of secured indebtedness, all of which was indebtedness under our credit facility (which does not include additional borrowing availability of $116.6 million under our revolving credit facility). In addition, we had $451.2 million of lease finance obligations and $327.9 million of assets on our balance sheet at December 27, 2012 relating to store leases. Annual lease payments represent our primary financial obligation in respect of these leases, and we have no repurchase obligations in respect of the leased properties. The lease finance obligations are not secured by liens on any of our owned assets; however, the related assets reflected on our balance sheet are owned by the landlord. The indenture governing the notes permits the incurrence of substantial additional indebtedness by us and our subsidiaries in the future, including secured indebtedness. Any secured indebtedness incurred would rank senior to the notes to the extent of the value of the assets securing such indebtedness.

The notes are structurally subordinated to all liabilities of any non-guarantor subsidiaries.

The notes are structurally subordinated to the indebtedness and other liabilities of our future subsidiaries that do not guarantee the notes. As of December 27, 2012, we had no subsidiaries. Any future non-guarantor subsidiaries will be separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or any future guarantors have to receive any assets of any non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiaries, such non-guarantor subsidiaries will pay the holders of their indebtedness, holders of preferred equity interests, if any, and their trade creditors before they will be able to distribute any of their assets to us to satisfy obligations under the notes and our other indebtedness. The credit agreement governing our credit facility and the indenture governing the notes permit our non-guarantors to incur additional indebtedness, subject to certain limits, and does not limit their ability to incur liabilities that do not constitute Indebtedness, as defined in such agreements.

Risks Relating to the Exchange Offer

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

The exchange notes are new issues of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. Therefore, we cannot assure you as to the development or liquidity of any trading market for the exchange notes. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes or the exchange notes; and

•	prevailing interest rates.

Historically, the market for non-investment-grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. Therefore, we cannot assure you that you will be able to sell your exchange notes at a particular time or that the price you receive when you sell will be favorable.

You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the exchange notes in exchange for your old notes only if you properly tender the old notes before expiration of the exchange offer. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the old notes for exchange. If you are the beneficial holder of old notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your old notes are held and instruct that person to tender on your behalf.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act, and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

If you do not exchange your old notes, they may be difficult to resell.

It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since any old notes not exchanged will continue to be subject to the restrictions on transfer described in the legend on the global security representing the outstanding old notes. These restrictions on transfer exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for exchange notes will remain restricted securities. Accordingly, those old notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. In addition, the tender of old notes pursuant to the exchange offer will reduce the principal amount of the old notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the old notes due to reduction in liquidity.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We sold $250,000,000 aggregate principal amount of the old notes in a private offering, which was completed on August 3, 2012. In connection with the offering of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file a registration statement relating to an offer to exchange the old notes for the exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our reasonable best efforts to cause the registration statement to be declared effective by the SEC.

Pursuant to the exchange offer, we will issue the exchange notes in exchange for old notes. The terms of the exchange notes are identical in all material respects to those of the old notes, except that the exchange notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any additional interest related to the obligation to register. Please read “Description of Exchange Notes” for more information on the terms of the respective notes and the differences between them.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by DTC, who desires to deliver such old notes by book-entry transfer at DTC.

We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes. We reserve the right, in our sole discretion, to purchase or make offers for any old notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

In order to participate in the exchange offer, you must represent to us in writing, among other things, that, at the time of the consummation of the exchange offer:

•	you are acquiring the exchange notes in the exchange offer in the ordinary course of business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in a distribution of the exchange notes; and

•	you are not one of our “affiliates,” as defined in Rule 405 under the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes that are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $250,000,000 aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in a minimum denomination of $2,000 and integral multiples of $1,000 principal amount thereafter. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

The form and terms of the exchange notes being issued in the exchange offer are the same as the form and terms of the old notes except that:

•	the exchange notes being issued in the exchange offer have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes being issued in the exchange offer are not entitled to registration rights which are applicable to the old notes; and

•	our obligation to pay additional interest on the old notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 5:00 P.M., New York City time, on May 23, 2013. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date for the exchange offer. The term “expiration time” as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving oral or written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder promptly after the expiration or termination of the exchange offer.

Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our sole discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable in accordance with applicable law. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

Except as described below under the caption “—Guaranteed Delivery,” a tendering holder must, prior to the expiration time, transmit to U.S. Bank, the exchange agent, at the address listed below under the caption “—Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if old notes are tendered in accordance with the book-entry procedures listed below, an agent’s message transmitted through DTC’s Automated Tender Offer Program (“ATOP”).

In addition, you must:

•	deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time;

•

deliver a timely confirmation of the book-entry transfer of the old notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things, the person is not our affiliate, the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk, and the delivery will be deemed made only upon actual receipt or confirmation by the exchange agent. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Holders tendering through DTC’s ATOP system should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such dates.

No old notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all old notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect such tender for such holders.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf, make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered. Any registered holder that is a participant in DTC’s ATOP system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent’s account.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion or by the exchange agent, which determination will be final and binding. See below under “—Determination of Validity.”

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) meeting the requirements of the registrar for the notes.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at the DTC in accordance with DTC’s procedures for transfer. The participant should transmit its acceptance to DTC sufficiently in advance of the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent. In order for a book-entry transfer to constitute a valid tender of old notes, the confirmation of book-entry transfer must be received in the exchange agent’s account at DTC prior to the expiration time.

Guaranteed Delivery

If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration time, or the procedures for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•

prior to the expiration time, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly and validly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us:

•	stating the name and address of the holder of old notes and the amount of old notes tendered,

•	stating that the tender is being made, and

•

guaranteeing that within three NASDAQ trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three NASDAQ trading days after the expiration time.

Determination of Validity

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole reasonable discretion or by the exchange agent, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not validly tendered or any old notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of old notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

Acceptance of Old Notes for Exchange; Issuance of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the exchange notes promptly after the expiration date of the exchange offer. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

In all cases, issuance of exchange notes for old notes will be made only after timely receipt by the exchange agent of:

•	the certificate for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged old notes will be returned promptly without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive an exchange note having a principal amount equal to that of the surrendered outstanding note.

Interest Payments on the Exchange Notes

The exchange notes will bear interest from the most recent date to which interest has been paid on the old notes for which they were exchanged. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from the date of original issue. The old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment in respect of accrued interest on such old notes otherwise payable on any interest payment date the record date for which occurs on or after the consummation of the exchange offer.

Withdrawal Rights

Tenders of old notes may be properly withdrawn at any time prior to 5:00 p.m., New York City time, on the last business day that the exchange offer is open.

For a withdrawal to be effective with respect to old notes, the exchange agent must receive a written notice of withdrawal before the expiration time delivered by hand, overnight by courier or by mail, at the address indicated under “—Exchange Agent” or, in the case of eligible institutions, at the facsimile number, or a properly transmitted “Request Message” through DTC’s ATOP system. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including certificate numbers and principal amount of the old notes;

•	contain a statement that the holder is withdrawing its election to have the old notes exchanged;

•

other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

•	specify the name in which the old notes are registered, if different from that of the depositor.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes.

Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange and will be returned to the holder without cost promptly after withdrawal. Exchange notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered.

Properly withdrawn old notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, which determination will be final and binding.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any exchange notes, and, as described below, may terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•

there shall occur a change in the current interpretation by the staff of the SEC which permits the exchange notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder that is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•

any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating to the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would reasonably be expected to impair our ability to proceed with such exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities;

•

trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended, or a limitation on prices for securities imposed, by order of the SEC or any other governmental authority;

•

an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus forms a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our reasonable discretion, deem necessary for the consummation of such exchange offer; or

•	any change, or any development involving a prospective change, in our business or financial affairs has occurred that is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the exchange notes, which in our reasonable judgment in any case makes it inadvisable to proceed with such exchange offer and/or with such acceptance for exchange or with such exchange.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered old notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered old notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition in whole or in part at any time in our sole discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.

If a waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose the waiver/amendment by means of a prospectus supplement that we will distribute to the registered holders of the old notes, and we will extend the exchange offer period, if necessary, so that at least five business days remain in the offer following notice of the material change.

Resales of Exchange Notes

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

•	the exchange notes are acquired in the ordinary course of the holder’s business;

•	the holders are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act; and

•	the holders are not broker-dealers that acquired old notes directly from us or as a result of market-making activities or other trading activities.

A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of exchange notes received in exchange for old notes that the broker-dealer acquired as a result of market-making activities or other trading activities. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.” Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.

The SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for exchange notes will be required to represent that it meets the above requirements.

Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing exchange notes or any broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

In addition, to comply with state securities laws, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the exchange notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of exchange notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

U.S. Bank has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

U.S. Bank National Association

Charlotte, NC 28202

Delivery by Registered or Certified Mail:	Facsimile Transmissions: (Eligible Institutions Only)	Overnight Delivery, Regular Mail or In Person by Hand:
U.S. Bank National Association Specialized Finance 60 Livingston Avenue St. Paul, MN 55104 Mailcode: EP-MN-WS2N	(651) 466-7372 Specialized Finance	U.S. Bank National Association Specialized Finance 60 Livingston Avenue St. Paul, MN 55104 Mailcode: EP-MN-WS2N

To Confirm by Telephone or for Information Call:
Gayle Staehnke 651-466-6752

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will pay the expenses of soliciting tenders pursuant to this exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any U.S. federal transfer taxes on the exchange. If, however, exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange Outstanding Securities

Old notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the old notes under the Securities Act or under any state securities laws.

Holders of the exchange notes issued in the exchange offer and any old notes which remain outstanding after completion of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Accounting Treatment

We will record the exchange notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the exchange notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under our registration rights agreement with the initial purchasers of the old notes. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive old notes in a like principal amount. Old notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness or capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, earnings are defined as income (loss) before income taxes plus fixed charges. Fixed charges are comprised of interest expense, including amortization of deferred financing costs, and one-third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest.

	Three Months Ended				Fiscal Year Ended
(Dollars are in thousands, except ratio amounts)	December 27, 2012		December 29, 2011		September 27, 2012		September 29, 2011	September 30, 2010 (b)	September 24, 2009	September 25, 2008
Earnings (loss) before income taxes	$(5,087)		$(5,562)		$(5,554)		$14,642	$(236,883)	$85,269	$46,071
Fixed charges:
Interest expense, including amortization of deferred financing costs	23,101		21,348		84,219		87,654	88,386	93,210	96,541
1/3 of rental expense, net	5,723		6,177		23,686		25,744	26,541	26,791	26,314

Total fixed charges	28,824		27,525		107,905		113,398	114,927	120,001	122,855

Earnings (loss)	23,737		21,963		102,351		128,040	(121,956)	205,270	168,926

Ratio of earnings to fixed charges	(a	)	(a	)	(c	)	1.13	(c )	1.71	1.38

(a)	Earnings (loss) was inadequate to cover fixed charges by $5.1 million and $5.6 million for the three months ended December 27, 2012 and December 29, 2011, respectively.

(b)	Fiscal 2010 included 53 weeks.

(c)	Earnings (loss) was inadequate to cover fixed charges by $5.6 million and $236.9 million for the fiscal years ended September 27, 2012 and September 30, 2010, respectively.

SELECTED CONSOLIDATED FINANCIAL DATA AND OPERATING DATA

The following table sets forth our historical consolidated financial data and store operating information for the periods indicated. The selected historical annual consolidated statement of operations and balance sheet data as of and for each of the five fiscal years presented are derived from, and are qualified in their entirety by, our consolidated financial statements. The selected historical financial information as of and for the three months ended December 27, 2012 and December 29, 2011 are derived from our Quarterly Reports on Form 10-Q for the quarterly periods ended December 27, 2012 and December 29, 2011. The store operating information for all periods presented has been derived from our accounting and financial records. Historical results are not necessarily indicative of the results to be expected in the future. You should read the following data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our consolidated financial statements and unaudited consolidated interim financial statements, and the related notes included in our Form 10-K for the fiscal year ended September 27, 2012 and in our Quarterly Report on Form 10-Q for the quarterly period ended December 27, 2012, which are incorporated by reference in this prospectus. Our fiscal year ended September 30, 2010 included 53 weeks; all other fiscal years presented included 52 weeks.

(Dollars are in millions, except per share, store count, per store and per gallon data and as otherwise indicated)	Three Months Ended		Fiscal Year Ended
	December 27, 2012	December 29, 2011	September 27, 2012		September 29, 2011	September 30, 2010		September 24, 2009	September 25, 2008
Statement of Operations Data:
Revenues:
Merchandise Revenue	$428.8	$428.4	$1,809.3		$1,778.8	$1,797.9		$1,658.9	$1,636.7
Fuel Revenue	1,486.4	1,534.6	6,444.0		6,359.7	5,467.4		4,731.2	7,358.9

Total Revenues	1,915.2	1,963.0	8,253.2		8,138.5	7,265.3		6,390.1	8,995.6
Costs and operating expenses:
Merchandise cost of goods sold	282.0	286.1	1,199.5		1,175.6	1,190.4		1,071.8	1,041.6
Fuel cost of goods sold	1,437.2	1,478.7	6,233.6		6,102.6	5,202.7		4,419.9	7,096.6
Store operating and general and administrative	147.2	154.4	610.0		628.6	632.3		614.9	604.8
Goodwill impairment and other impairment charges	2.3	0.5	6.3		12.6	267.1	(a)	2.1	3.2
Depreciation and amortization	28.6	27.4	119.7		117.0	120.6		108.7	108.3

Income (loss) from operations	18.0	15.9	84.2		102.1	(147.8)		172.7	141.1
Gain (loss) on extinguishment of debt	—	—	(5.5	)(g)	—	(0.8	)(b)	4.0 (c)	—
Interest expense, net	23.1	21.3	(84.2)		(87.5)	(88.3)		(91.5)	(95.0)
Income tax (expense) benefit	2.0	2.6	3.0		(4.8)	71.3		(31.2)	(17.5)

Net income (loss)	$(3.1)	$(2.9)	$(2.5)		$9.8	$(165.6)		$54.1	$28.6
Earnings (loss) per share:
Basic	$(0.14)	$(0.13)	$(0.11)		$0.44	$(7.42)		$2.43	$1.29
Diluted	$(0.14)	$(0.13)	$(0.11)		$0.44	$(7.42)		$2.42	$1.29
Weighted-average shares outstanding:
Basic	22,615	22,516	22,569		22,465	22,333		22,233	22,205
Diluted	22,615	22,516	22,569		22,529	22,333		22,346	22,236
Other Financial Data (unaudited):
Adjusted EBITDA(i)	$48.9	$43.8	$210.1		$231.7	$239.8		$283.5	$252.6
Cash provided by (used in):
Operating activities	$17.0	$6.7	$144.0		$178.7	$154.8		$169.4	$157.5
Investing activities(d)	(18.4)	(22.4)	(55.0)		(140.3)	(97.5)		(166.0)	(115.5)
Financing activities	(63.5)	(47.4)	(213.6)		(25.3)	(26.5)		(50.7)	103.7
Gross capital expenditures	20.5	27.2	69.3		100.7	101.1		122.7	109.5
Store Operating Data:
Number of stores (end of period)	1,572	1,624	1,578		1,649	1,638		1,673	1,653
Average sales per store per week:
Merchandise revenue (in thousands)	$5.3	$5.1	$22.0		$20.7	$20.5		$19.3	$19.1
Fuel gallons (in thousands)—Retail	5.2	5.4	22.1		22.2	23.7		24.4	24.8

	Three Months Ended		Fiscal Year Ended
(in millions, except per share and as otherwise indicated)	December 27, 2012	December 29, 2011	September 27, 2012	September 29, 2011	September 30, 2010	September 24, 2009	September 25, 2008
Comparable store sales(e):
Merchandise sales increase (decrease) (%)	2.2%	2.0%	3.3%	0.2%	5.6%	0.0%	(1.7%)
Merchandise sales increase (decrease) (in thousands)	$9,240	$8,004	$56,210	$2,908	$91,849	$327	$(25,209)
Fuel gallons (decrease) increase (%)	(4.8%)	(7.4%)	(3.1%)	(7.4%)	(4.9%)	(3.3%)	(4.4%)
Fuel gallons (decrease) increase (in thousands)	$(21,361)	$(34,997)	$(55,786)	$(147,239)	$(102,629)	$(68,481)	$(80,368)
Operating Data (unaudited):
Merchandise gross margin	34.3%	33.2%	33.7%	33.9%	33.8%	35.4%	36.4%
Retail fuel gallons sold (in millions)	427.0	455.2	1,811.8	1,889.1	2,047.4	2,078.0	2,103.4
Average retail fuel price per gallon	$3.42	$3.32	$3.50	$3.33	$2.64	$2.24	$3.40
Average retail fuel gross margin per gallon(f)	$0.114	$0.122	$0.115	$0.135	$0.129	$0.149	$0.123
Balance Sheet Data (end of period):
Cash and cash equivalents	$24.4	$150.7	$89.2	$213.8	$200.6	$169.9	$217.2
Working capital	2.2	55.1	(4.9)	173.3	185.3	158.2	161.0
Total assets(h)	1,702.8	1,864.4	1,799.5	1,985.2	1,943.4	2,199.4	2,214.7
Senior secured debt	252.6	376.4	252.5	406.5	413.8	419.1	446.2
Unsecured debt, other	250.0	326.6	310.9	340.6	345.6	354.8	372.5
Lease finance obligations	451.2	456.9	454.0	457.5	457.3	465.0	465.0
Total debt and lease finance obligations	$953.8	$1,159.9	$1,017.4	$1,204.6	$1,216.7	$1,238.9	$1,283.7
Shareholders’ equity	$322.1	$320.9	$324.6	$322.3	$308.1	$467.2	$406.4

(a)	During fiscal 2010, we determined that the carrying value of our goodwill exceeded its implied fair value and we recorded a non-cash pre-tax impairment charge of approximately $230.8 million.

(b)	During fiscal 2010, we recorded a loss on extinguishment of debt of $791 thousand related to the buyback of approximately $16.2 million in principal amount of our convertible notes. The loss is due to the write-off of the unamortized debt discount and unamortized deferred financing costs.

(c)	During fiscal 2009, we recorded a gain on extinguishment of debt of $4.0 million related to the buyback of approximately $24.0 million in principal amount of our convertible notes and $3.0 million in principal amount of our subordinated notes. We recognized a gain of $3.7 million and $705 thousand related to the repurchase of our convertible notes and our subordinated notes, respectively, partially offset by the write-off of $438 thousand of unamortized deferred financing costs.

(d)	Investing activities include expenditures for acquisitions.

(e)	The stores included in calculating comparable store sales growth are existing or replacement stores, which were in operation during the entire comparable period of each fiscal period and the applicable prior period. Remodeling, physical expansion or changes in store square footage are not considered when computing comparable store sales growth. Comparable store sales as defined by us may not be comparable to similarly titled measures reported by other companies.

(f)	Fuel gross profit per gallon represents fuel revenue less costs of product and expenses associated with credit card processing fees and repairs and maintenance on fuel equipment. Fuel gross profit per gallon as presented may not be comparable to similarly titled measures reported by other companies.

(g)	The loss on extinguishment of debt for fiscal 2012 is due to purchasing convertible notes, repaying our subordinated notes and transactions related to our refinancing during the fourth quarter of fiscal 2012. We purchased $48.5 million in principal amount of our convertible notes on the open market which resulted in a loss on debt extinguishment of approximately $2.5 million resulting from a premium paid of $0.4 million, the non-cash write-off of deferred financing costs of $0.1 million and the unamortized debt discount of $1.9 million. Additionally, we repaid $237 million of our subordinated notes which resulted in a loss on debt extinguishment of approximately $2.0 million resulting from a premium paid of $0.7 million, the non-cash write-off of deferred financing costs of $0.9 million and fees of $0.3 million. As part of our refinancing, we also had a non-cash write-off of $1.1 million related to deferred financing costs.

(h)	Total assets were adjusted in prior years as a result of our immaterial restatement. See Note 1 to our audited consolidated financial statements in our Form 10-K incorporated by reference into this prospectus.

(i)	We define Adjusted EBITDA as net income (loss) before interest expense, net, gain (loss) on extinguishment of debt, income taxes, impairment charges and depreciation and amortization. Adjusted EBITDA is not a measure of operating performance or liquidity under GAAP and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. We have included information concerning Adjusted EBITDA because we believe investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in our business, make strategic acquisitions and to service debt. Management also uses Adjusted EBITDA to review the performance of our business directly resulting from our retail operations and for budgeting and compensation targets.

Any measure that excludes interest expense, gain (loss) on extinguishment of debt, depreciation and amortization, impairment charges or income taxes has material limitations because we use debt and lease financing in order to finance our operations and acquisitions, we use capital and intangible assets in our business and the payment of income taxes is a necessary element of our operations. Due to these limitations, we use Adjusted EBITDA only in addition to and in conjunction with results and cash flows presented in accordance with GAAP. We strongly encourage investors to review our consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure. Adjusted EBITDA does not include impairment of long-lived assets and other charges. We excluded the effect of impairment losses because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.

Because non-GAAP financial measures are not standardized, Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of Adjusted EBITDA with non-GAAP financial measures having the same or similar names used by other companies.

The following table contains a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended		Fiscal Year Ended
( in thousands)	December 27, 2012	December 29, 2011	September 27, 2012	September 29, 2011	September 30, 2010(1)	September 24, 2009	September 25, 2008
Adjusted EBITDA	$48,899	$43,756	$210,126	$231,728	$239,848	$283,541	$252,573
Impairment charges	(2,299)	(522)	(6,257)	(12,555)	(267,079)	(2,084)	(3,175)
Gain (loss) on extinguishment of debt	—	(82)	(5,532)	(15)	(791)	4,007	—
Interest expense, net	(23,101)	(21,348)	(84,219)	(87,491)	(88,256)	(91,483)	(95,001)
Depreciation and amortization	(28,586)	(27,366)	(119,672)	(117,025)	(120,605)	(108,712)	(108,326)
Income tax benefit (expense)	2,030	2,633	3,007	(4,827)	71,268	(31,178)	(17,492)
Net income (loss)	$(3,057)	$(2,929)	$(2,547)	$9,815	$(165,615)	$54,091	$28,579

(1)	Fiscal 2010 included 53 weeks.

The following table contains a reconciliation of Adjusted EBITDA to net cash provided by operating activities:

	Three Months Ended		Fiscal Year Ended
( in thousands)	December 27, 2012	December 29, 2011	September 27, 2012	September 29, 2011	September 30, 2010(1)	September 24, 2009	September 25, 2008
Adjusted EBITDA	$48,899	$43,756	$210,126	$231,728	$239,848	$283,541	$252,573
Gain (loss) on extinguishment of debt	—	(82)	(5,532)	(15)	(791)	4,007	—
Interest expense, net	(23,101)	(21,348)	(84,219)	(87,491)	(88,256)	(91,483)	(95,001)
Income tax benefit (expense)	2,030	2,633	3,007	(4,827)	71,268	(31,178)	(17,492)
Stock-based compensation expense	852	918	2,823	2,153	3,478	6,367	3,321
Changes in operating assets and liabilities	(11,008)	(18,767)	6,931	6,621	(13,593)	(18,050)	(6,410)
Benefit for deferred income taxes	(2,002)	(3,127)	—	—	—	—	—
Other	1,349	2,708	10,881	30,541	(57,129)	16,232	20,513
Net cash provided by operating activities	$17,019	$6,691	$144,017	$178,710	$154,825	$169,436	$157,504
Net cash used in investing activities	$(18,370)	$(22,355)	$(54,980)	$(140,324)	$(97,521)	$(166,012)	$(115,513)
Net cash provided by (used in) financing activities	$(63,459)	$(47,439)	$(213,630)	$(25,255)	$(26,547)	$(50,732)	$103,694

(1)	Fiscal 2010 included 53 weeks.

DESCRIPTION OF OTHER INDEBTEDNESS

Below is a description of our current outstanding indebtedness.

Senior Credit Facility

On August 3, 2012, we entered into the Fourth Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as administrative agent, and the other agents and lenders party thereto (the “credit agreement”). The credit agreement provides for:

(1) a five-year senior secured revolving credit facility in an aggregate principal amount of $225.0 million (the “Revolving Credit Facility”), the proceeds of which are used for working capital and general corporate purposes, and which includes a $160.0 million subfacility for standby letters of credit and a $20.0 million subfacility for swingline loans, each on customary terms and conditions; and

(2) a seven-year senior secured term loan B facility in an aggregate principal amount of $255.0 million (the “Term Loan Facility” and together with the Revolving Credit Facility, the “Senior Credit Facility”).

In addition, the Senior Credit Facility provides for the ability to incur additional term loans (“Incremental Term Loans”) and/or increases in the Revolving Credit Facility (“Revolving Facility Increases”) in an aggregate principal amount of up to $200 million with lenders that are prepared to provide such financing, provided that (a) the aggregate principal amount for all Revolving Facility Increases does not exceed $100 million, (b) after giving effect to the incurrence of any such Incremental Term Loan or Revolving Facility Increase, (i) the senior secured leverage ratio is less than 3.50 to 1.00 and (ii) we are in pro forma compliance with all financial covenants set forth in the credit agreement and (c) certain other customary terms and conditions are satisfied. The interest rate on any Incremental Term Loans will be agreed upon with such lenders at the time we enter into them. If the total yield on an Incremental Term Loan would exceed the applicable current yield for the Term Loan Facility by more than 0.50%, the applicable margin for the Term Loan Facility (including any prior Incremental Term Loans) will be automatically increased to an amount necessary to ensure that the total yield on such facilities is not more than 0.50% lower than the total yield on the new Incremental Term Loans. The lenders under the Senior Credit Facility are not under any obligation to provide any Incremental Term Loans or Revolving Facility Increases.

As of December 27, 2012, there were no outstanding borrowings under the Revolving Credit Facility and we had approximately $95.1 million of standby letters of credit issued thereunder. As a result, we had approximately $129.9 million in available borrowing capacity under the Revolving Credit Facility (approximately $64.9 million of which was available for issuance of additional letters of credit).

Interest

Loans (other than swingline loans) under the Senior Credit Facility bear interest at the “Base Rate” (the highest of (a) Federal funds effective rate plus 0.5%, (b) the prime commercial lending rate of the administrative agent and (c) the daily LIBOR for a one month interest period plus 1.00%) or LIBOR (subject to a 1.25% LIBOR floor that applies to the Term Loan Facility), plus in each case the applicable interest margin, which will vary based on our total leverage ratio. A commitment fee of 0.50% per annum will accrue on the unused amounts of the commitments under the Revolving Credit Facility.

Guarantees

The Senior Credit Facility is required to be guaranteed by all of our material domestic subsidiaries. As of April 23, 2013, we had no subsidiaries.

Security Interest

The Senior Credit Facility is secured by a valid and perfected first priority security interest in (a) all present and future equity interests owned by The Pantry and the guarantors of the Senior Credit Facility

(collectively, the “Loan Parties”), subject to certain exceptions and legal and tax considerations and requirements, including that only 65% of the voting stock of any present and future first-tier foreign subsidiaries of the Loan Parties is required to be pledged, (b) substantially all of the tangible and intangible personal property and owned real property interests of the Loan Parties and (c) all products, profits and proceeds of the foregoing.

Amortization

The Term Loan Facility amortizes in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Loan Facility with the remainder due on the maturity date of the Term Loan Facility.

Mandatory and Optional Prepayments

Borrowings under the Senior Credit Facility are required to be prepaid with: (a) 100% of the net cash proceeds of the issuance or incurrence of debt by us or any of our subsidiaries, subject to certain exceptions; (b) 100% of the net cash proceeds of all asset sales, insurance and condemnation recoveries and other asset dispositions by us or any of our subsidiaries, subject to baskets, reinvestment provisions and certain other exceptions; and (c) to the extent the total leverage ratio is greater than 3.50 to 1.00 at the end of any fiscal year beginning with fiscal year 2013, the lesser of (i) 50% of excess cash flow during such fiscal year minus any voluntary prepayments of the Term Loan Facility and the notes or (ii) the amount of prepayment necessary to lower the total leverage ratio to 3.50 to 1.00, after giving pro forma effect to such prepayment. All such mandatory prepayments will be applied first, to prepay outstanding loans under the Term Loan Facility and any Incremental Term Loans on a pro rata basis and second, to prepay outstanding loans under the Revolving Credit Facility (without a permanent reduction in the aggregate commitment under the Revolving Credit Facility).

Loans under the Senior Credit Facility may be prepaid and unused commitments under the Revolving Credit Facility may be reduced at any time, in whole or in part, at our option, upon notice and in minimum principal amounts and in multiples specified in the Senior Credit Facility; provided that prepayments made on or prior to August 3, 2013 for the purpose of repricing or effectively repricing the Term Loan Facility must include a 1.0% prepayment premium; provided, further, that voluntary prepayments of loans bearing interest at LIBOR on a date other than the last day of the relevant interest period will be subject to the payment of customary breakage costs. Any optional prepayment of the Term Loan Facility will be applied as directed by us.

Covenants

The negative covenants under the Senior Credit Facility include, without limitation, the following: indebtedness; liens and related matters; investments, joint ventures; contingent obligations; restricted payments; restrictions on fundamental changes, asset sales and acquisitions; sales and leasebacks; sale or discount of receivables; transactions with shareholders and affiliates; disposal of subsidiary capital stock, formation of new subsidiaries; conduct of business; restrictions on certain amendments, senior debt status; fiscal year, state of organization, accounting practices; and management fees.

The financial covenants under the Senior Credit Facility include the following: (a) maximum ratio of debt (net of cash and cash equivalents in excess of $40 million) plus eight times rent expenses to EBITDAR (which represents EBITDA plus rental expenses for lease finance obligations); (b) minimum interest coverage ratio; and (c) maximum consolidated capital expenditures. The financial covenants apply to us and our subsidiaries on a consolidated basis.

Events of Default

The events of default under the Senior Credit Facility include, without limitation, the following: payment default; defaults in other agreements; breach of certain covenants; breach of representation and warranty; other defaults under credit documents; involuntary bankruptcy, appointment of receiver, and similar events; voluntary bankruptcy, appointment of receiver, and similar events; judgments and attachments; dissolutions; employee benefit plans; change of control; invalidity of guaranty, failure of security, and repudiation of credit party obligations; seniority of credit party obligations; and uninsured loss.

If an event of default occurs, the lenders under the Senior Credit Facility would be entitled to take various enforcement actions, including termination of commitments, acceleration of amounts due under the Senior Credit Facility and all other actions permitted to be taken by the lenders under the Senior Credit Facility and applicable law.

Lease Finance Obligations

We lease certain facilities under capital leases and through sale-leaseback arrangements accounted for as financing. See Note 8 to our audited consolidated financial statements in our Form 10-K incorporated by reference into this prospectus.

DESCRIPTION OF EXCHANGE NOTES

We will issue the new 8.375% Senior Notes due 2020 (the “exchange notes”) in exchange for existing 8.375% Senior Notes due 2020 (the “old notes,” and, together with the exchange notes, the “notes”) pursuant to an indenture dated as of August 3, 2012, as amended, among us, our subsidiaries acting as Guarantors and U.S. Bank, National Association, as trustee (the “indenture”).

The terms of the exchange notes are substantially identical to the terms of the old notes, except that the exchange notes are registered under the Securities Act and therefore will not contain restrictions on transfer or provisions relating to additional interest. The exchange notes will bear a different CUSIP and ISIN number from the old notes and will not entitle their holders to registration rights. Exchange notes will otherwise generally be treated as old notes for purposes of the indenture.

You can find the definitions of certain terms used in this description under “—Certain Definitions.” In this description, the terms “The Pantry,” “the Company,” “we,” “us” and “our” refer only to The Pantry, Inc., and any successor obligor on the notes, and not to any of its or their subsidiaries.

The following description is a summary of the material provisions of the indenture, and does not purport to be complete and may not contain all the information that is important to you. This summary is subject to and is qualified in its entirety by reference to all of the provisions of the indenture, including the definitions of certain terms used herein. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). Copies of the indenture are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes are:

•	general unsecured unsubordinated obligations of The Pantry;

•	effectively subordinated to all existing and future secured Indebtedness of The Pantry to the extent of the collateral securing such Indebtedness;

•	senior to all existing and future subordinated Indebtedness of The Pantry; and

•	unconditionally guaranteed by the Guarantors.

The Note Guarantees

The notes will be guaranteed by all of the Material Domestic Subsidiaries of The Pantry.

Each Note Guarantee will be:

•	a general unsecured unsubordinated obligation of each Guarantor;

•	effectively subordinated to all existing and future secured Indebtedness of each Guarantor to the extent of the collateral securing such Indebtedness; and

•	senior to all existing and future subordinated Indebtedness of each Guarantor.

As of April 23, 2013, The Pantry had no Subsidiaries, and there were therefore no Guarantors. Future Subsidiaries will not have to guarantee the notes if they are Foreign Subsidiaries or Immaterial Domestic Subsidiaries, or are designated as Unrestricted Subsidiaries as provided in the indenture. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries would pay the holders of their debt and their trade creditors before they would be able to distribute any of their assets to us.

Principal, Maturity and Interest

The exchange notes will initially be limited to a maximum aggregate principal amount of $250.0 million. The Pantry may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. If the additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. The Pantry will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on August 1, 2020.

Interest on the notes accrues at the rate of 8.375% per annum and is payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2013. The Pantry will make each interest payment to the Persons who were holders of record on the immediately preceding January 15 and July 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date through which it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

For so long as the notes remain in the form of a global security, we will pay all principal, interest and premium on the notes to the applicable depositary or its nominee as the registered holder of the global security representing the notes. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless The Pantry elects to make interest payments by check mailed to the note holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Pantry may change the paying agent or registrar without prior notice to the holders of notes, and The Pantry or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder of notes may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder of notes, among other things, to furnish appropriate endorsements and transfer documents and The Pantry may require a holder of notes to pay any taxes and fees required by law or permitted by the indenture. The Pantry is not required to transfer or exchange any note selected for redemption. Also, The Pantry is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes will be fully and unconditionally guaranteed, jointly and severally, by all of The Pantry’s existing and future Material Domestic Subsidiaries. As of April 23, 2013, The Pantry had no Subsidiaries, and therefore there were no Guarantors.

The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. By virtue of this limitation, a Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the notes, or a Guarantor may have effectively no obligation under its Note Guarantee.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than The Pantry or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the related registration rights agreement pursuant to a supplemental indenture reasonably satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be automatically and unconditionally released:

(1) upon the sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) The Pantry or a Restricted Subsidiary of The Pantry, if the sale or other disposition is otherwise permitted by the indenture;

(2) if the Company provides an officer’s certificate to the trustee certifying that such Guarantor is not a Material Domestic Subsidiary and does not guarantee any other Indebtedness;

(3) upon the sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) The Pantry or a Restricted Subsidiary of The Pantry, if the sale or other disposition is otherwise permitted by the indenture;

(4) if The Pantry designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the covenant described under the caption “—Designation of Restricted and Unrestricted Subsidiaries”; or

(5) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Ranking

The notes and the Note Guarantees rank equally to all of The Pantry’s and the Guarantors’ other unsecured and unsubordinated indebtedness, but are effectively junior to all of The Pantry’s and the Guarantors’ secured Indebtedness, to the extent of the collateral securing such Indebtedness.

The notes also effectively rank junior to all liabilities of The Pantry’s future subsidiaries that do not guarantee the notes. Claims of creditors of non-Guarantor subsidiaries, including trade creditors, and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred stockholders (if any) of those subsidiaries generally have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company, including holders of the notes. The notes and each Note Guarantee therefore are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company (other than the Guarantors). Although the indenture limits the incurrence of Indebtedness and the issuance of preferred stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness or preferred stock under the indenture. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

As of December 27, 2012, on a pro forma basis (after giving effect to the issuance of the exchange notes offered hereby), the notes ranked junior to $255.0 million (gross of $2.5 million in discount) of secured indebtedness of The Pantry under The Pantry’s Senior Credit Facility (as well as reimbursement obligations in respect of $108.4 million of standby letters of credit and $116.6 million of additional borrowing capacity), to the extent of the collateral therefor.

In addition, we had $451.2 million of lease finance obligations and $327.9 million of assets on our balance sheet at December 27, 2012 relating to store leases. Annual lease payments represent our primary financial obligation in respect of these leases, and we have no repurchase obligations in respect of the leased properties. These lease finance obligations are not secured by liens on any of our owned assets; however, the related assets reflected on our balance sheet are owned by the landlord.

Optional Redemption

At any time prior to August 1, 2016, The Pantry may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

In addition, at any time prior to August 1, 2015, The Pantry may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture remain outstanding immediately after the occurrence of such redemption (excluding notes held by The Pantry and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at The Pantry’s option prior to August 1, 2016.

On or after August 1, 2016, The Pantry may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2016	104.188%
2017	102.094%
2018 and thereafter	100.000%

Unless The Pantry defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Pantry is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require The Pantry to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, The Pantry will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of notes to be repurchased, plus accrued and unpaid interest on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, The Pantry will mail a notice to each holder of notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed pursuant to the procedures required by the indenture and described in such notice. The Pantry will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, The Pantry will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, The Pantry will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by The Pantry.

The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder of notes a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Pantry will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require The Pantry to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that The Pantry repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Pantry will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by The Pantry and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of The Pantry and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require The Pantry to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of The Pantry and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the indenture relating to the Company’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or amended as described in “—Amendment, Supplement and Waiver.”

Asset Sales

The Pantry will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) The Pantry (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (determined as of the date of contractual agreement to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) The Pantry delivers an officer’s certificate to the trustee certifying that such Asset Sale complies with the requirements specified under this caption “—Asset Sales”; and

(3) at least 75% of the consideration received in the Asset Sale by The Pantry or such Restricted Subsidiary is in the form of cash or Cash Equivalents, with the understanding that, for purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on The Pantry’s most recent consolidated balance sheet, of The Pantry or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases The Pantry or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by The Pantry or any such Restricted Subsidiary from such transferee that are converted by The Pantry or such Restricted Subsidiary within 90 days into cash or Cash Equivalents, to the extent of the cash and Cash Equivalents received in that conversion.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale (or if a binding agreement to apply such Net Proceeds in accordance with provisions (2) through (4) below has been entered into within 365 days of receipt of any such Net Proceeds, within 120 days of the end of the 365 day period), The Pantry (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay secured Indebtedness (or, if no secured Indebtedness (other than letters of credit) is outstanding under the Credit Agreement and the Credit Agreement so requires, to cash collateralize letters of credit issued under the Credit Agreement) and, if the secured Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or the majority of the Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of The Pantry;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, The Pantry may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10 million, within 30 days thereof, The Pantry will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes being purchased plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, The Pantry may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the notes and such other pari passu Indebtedness will be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Pantry will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, The Pantry will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The Pantry’s Credit Agreement imposes limitations on The Pantry’s ability to purchase notes, imposes limitations on asset sales, and provides that any Change of Control under the indenture would constitute an event of default. Any future credit agreements or other agreements relating to Indebtedness to which The Pantry becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when The Pantry is prohibited from purchasing notes (and, in the case of an Asset Sale, assuming The Pantry is not required by the Credit Agreement to apply the Net Proceeds thereof as described in clause (1) of the second paragraph of this covenant and The Pantry elects not to reinvest the Net Proceeds in a manner permitted by such paragraph), The Pantry could seek the consent of the required lenders under the Credit Agreement or could attempt to refinance the borrowings that contain such prohibition. If The Pantry does not obtain such consent or refinance such borrowings, The Pantry will remain prohibited from purchasing notes. Moreover, the exercise by holders of the notes of their right to require The Pantry to repurchase their notes could cause a default under existing or future debt of The Pantry even if the Change of Control itself does not, due to the financial effect of such repurchase on The Pantry, and The Pantry’s ability to pay cash to holders of the notes upon a repurchase may be limited by The Pantry’s financial resources at that time. The Pantry’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Credit Agreement.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

The Pantry will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of The Pantry’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving The Pantry or any of its Restricted Subsidiaries) or to the direct or indirect holders of The Pantry’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of The Pantry and other than dividends or distributions payable to The Pantry or a Restricted Subsidiary of The Pantry);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving The Pantry) any Equity Interests of The Pantry;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of The Pantry or any Guarantor that is contractually subordinated to the notes or the Note Guarantees (“Subordinated Debt”), except (i) a payment of interest or principal at the Stated Maturity thereof, (ii) Subordinated Debt owed to The Pantry or any of its Restricted Subsidiaries or (iii) the purchase, redemption or other acquisition for value of any Subordinated Debt purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) The Pantry would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by The Pantry and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (10), (11) and (14) of the next paragraph) is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of The Pantry for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing on June 29, 2012 to the end of The Pantry’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net proceeds, including the fair market value of the property other than cash, received by The Pantry since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of The Pantry (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of The Pantry that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of The Pantry); plus

(c) without duplication, 100% of the sum of:

(I) the aggregate amount returned in cash on or with respect to Restricted Investments made after the Issue Date, whether through interest payments, principal payments, dividends or other distributions or payments;

(II) the Net Proceeds received from the disposition of all or any portion of such Investments (other than to a Subsidiary of The Pantry); and

(III) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of such Subsidiary (valued in each case as provided in the definition of “Investment”);

provided, however, that the sum of clauses (I), (II) and (III) above will not exceed the aggregate amount of all such Investments made by The Pantry or any Restricted Subsidiary in the relevant Person or Unrestricted Subsidiary after the Issue Date.

So long as no Default has occurred and is continuing or would be caused thereby (in the case of clauses (6), (7), (8), (9), (10), (11) and (12) below), the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration, the dividend would have complied with the provisions of the indenture;

(2) the payment, repurchase, redemption, defeasance or other acquisition or retirement of any Subordinated Debt of The Pantry or any Restricted Subsidiary or of any Equity Interests of The Pantry in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of The Pantry) of, Equity Interests of The Pantry (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to The Pantry; provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt of The Pantry or any Restricted Subsidiary with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of The Pantry to the holders of its Equity Interests on a pro rata basis;

(5) the retirement of any shares of Disqualified Stock by conversion into, or by exchange for, shares of Disqualified Stock in an amount not in excess of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary) of other shares of Disqualified Stock;

(6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of The Pantry or any Restricted Subsidiary of The Pantry held by any current or former officer, director or employee of The Pantry or any of its Restricted Subsidiaries pursuant to any employment agreement, equity subscription agreement, stock option agreement, shareholders’ agreement, benefit plan or similar agreement or arrangement; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any fiscal year (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year but not thereafter);

(7) the provision of seller financing in the form of purchase money obligations in connection with sales of convenience stores and/or sites; provided, that the aggregate principal amount of such seller financing shall not exceed $20.0 million at any time outstanding;

(8) the purchase or redemption of Subordinated Debt or Equity Interests (utilizing any Net Cash Proceeds remaining in the case of an Asset Sale) after The Pantry (or a third party, to the extent permitted under the indenture) has complied with the requirements of the covenants described above under the captions “—Repurchase at the Option of Holders—Asset Sales” and “—Repurchase at the Option of Holders—Change of Control;”

(9) other Restricted Payments in an aggregate principal amount not to exceed $20.0 million since the Issue Date;

(10) repayment of Subordinated Debt out of cash on hand, the proceeds of the offering of the notes and/or the related incurrence on the Issue Date of Indebtedness under The Pantry’s Credit Agreement;

(11) the repurchase of Equity Interests for the payment of taxes upon the vesting of restricted shares or any repurchase deemed to occur upon the vesting of restricted shares or the exercise of stock options or stock appreciation rights to the extent such Equity Interests represent a portion of the exercise price of those stock options or stock appreciation rights;

(12) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of The Pantry issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(13) payments or distributions to shareholders exercising appraisal rights pursuant to applicable law pursuant to or in connection with a merger or consolidation that complies with the provisions of the indenture; and

(14) the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Capital Stock of The Pantry pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover practices; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights shall not be for the purpose of evading the limitations of this covenant (as determined in good faith by the Board of Directors of The Pantry).

Notwithstanding the valuation method set forth in the definition of “Investments,” the amount of all Restricted Payments covered by clause (7) above will be the principal amount outstanding at the time of determination. The amount of all other Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by The Pantry or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of The Pantry whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination (other than with respect to a Restricted Payment covered by clause (7) above) must be based upon an opinion or appraisal issued by an Independent Financial Advisor if the Fair Market Value exceeds $10.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Pantry will not, and will not permit any of its Restricted Subsidiaries to, directly, or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and The Pantry will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue preferred stock; provided, however, that The Pantry may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for The Pantry’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four quarter period.

The first paragraph of this covenant does not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by The Pantry and any Guarantor of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of The Pantry and its Restricted Subsidiaries thereunder assuming timely payment and performance) not to exceed: (a) $480.0 million, plus (b) the lesser of (i) $200.0 million and (ii) an amount such that, on a pro forma basis after giving effect to the incurrence of such Indebtedness (and the application of the net proceeds therefrom), the Secured Leverage Ratio would be less than 3.50 to 1.00, less (c) the aggregate amount of all Net Proceeds of Asset Sales applied by The Pantry or any of its Restricted Subsidiaries since the Issue Date to repay any Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2) the incurrence by The Pantry and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by The Pantry and the Guarantors of Indebtedness represented by the old notes and the related Note Guarantees issued on the Issue Date and by the exchange notes and any related Note Guarantees;

(4) the incurrence by The Pantry or any of its Guarantors of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price or the cost of design, construction, installation or improvement of property, plant or equipment or other assets used or useful in the business of The Pantry or any of its Restricted Subsidiaries (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and whether such Indebtedness is owed to the seller or Person carrying out such construction or improvement or to any third party) in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any

Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $50.0 million and (b) 5.0% of the Consolidated Net Tangible Assets of The Pantry and its Restricted Subsidiaries at any time outstanding;

(5) the incurrence by The Pantry or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (9) or (14) of this paragraph;

(6) the incurrence by The Pantry or any of its Restricted Subsidiaries of intercompany Indebtedness between or among The Pantry and any of its Restricted Subsidiaries; provided, however, that:

(a) if The Pantry or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of The Pantry, or the Note Guarantee, in the case of a Guarantor; and

(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than The Pantry or a Restricted Subsidiary of The Pantry and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either The Pantry or a Restricted Subsidiary of The Pantry, will be deemed, in each case, to constitute an incurrence of such Indebtedness by The Pantry or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by The Pantry or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(8) the Guarantee by The Pantry or any of the Guarantors of Indebtedness of The Pantry or a Restricted Subsidiary of The Pantry that was permitted to be incurred by another provision of this covenant; provided, that if the Indebtedness being guaranteed is subordinated to the notes, then the Guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(9) the incurrence by The Pantry or the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (9), not to exceed $50.0 million at any time outstanding;

(10) the incurrence by The Pantry or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, completion and surety bonds or guarantees, and similar types of obligations in the ordinary course of business;

(11) the incurrence by The Pantry or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is covered within five Business Days;

(12) the incurrence by The Pantry or any of its Restricted Subsidiaries of Indebtedness consisting of guarantees, earn-outs, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of property or assets, including, without limitation, shares of Capital Stock;

(13) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts; and

(14) Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by The Pantry (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of or was otherwise acquired by The Pantry); provided, however, that for any such Indebtedness outstanding at any time under this clause (14), on the date that such Subsidiary is acquired by The Pantry, The Pantry would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, The Pantry will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the Issue Date will at all times be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of The Pantry as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that The Pantry or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Neither The Pantry nor any Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Indebtedness of The Pantry or the Guarantor unless such Indebtedness is also subordinated or junior in right of payment to the notes or the relevant Note Guarantee on substantially identical terms. This does not apply to distinctions between categories of Indebtedness that exist by reason of any Liens or Guarantees securing or in favor of the holders of some but not all of such Indebtedness.

Liens

The Pantry will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or trade payables upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien. Any Lien created for the benefit of the holders of notes pursuant to the preceding sentence shall provide that such Lien shall be automatically and unconditionally released upon the release of the other Lien referred to in the preceding sentence.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Pantry will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to The Pantry or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to The Pantry or any of its Restricted Subsidiaries;

(2) make loans or advances to The Pantry or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to The Pantry or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided, that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in agreements in place on the Issue Date;

(2) the indenture, the notes and the Note Guarantees;

(3) any applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by The Pantry or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts, leases, and licenses entered into in the ordinary course of business;

(6) obligations applicable to property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased, constructed, improved or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) agreements governing Permitted Debt; provided that such agreements are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the Issue Date;

(10) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of The Pantry’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

The Pantry will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not The Pantry is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of The Pantry and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) in the case of a merger or consolidation, The Pantry is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than The Pantry) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company, partnership or trust organized or existing under the laws of the United States, any state of the United States or the District of Columbia, provided that if such Person is not a corporation, a corporate wholly-owned Subsidiary of such Person is added as a co-obligor;

(2) the Person formed by or surviving any such consolidation or merger (if other than The Pantry) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of The Pantry under the notes, the indenture and the related registration rights agreement;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) The Pantry or the Person formed by or surviving any such consolidation or merger (if other than The Pantry), or to which such sale, assignment, transfer, conveyance or other disposition has been made would on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(5) The Pantry shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such transaction is permitted under the indenture.

In addition, The Pantry will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of The Pantry with an Affiliate solely for the purpose of reincorporating The Pantry in another jurisdiction so long as clauses (1) and (2) above are complied with, or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among The Pantry and its Restricted Subsidiaries.

Transactions with Affiliates

The Pantry will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of The Pantry (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to The Pantry or the relevant Restricted Subsidiary than those that might have been obtained at the time in a comparable transaction by The Pantry or such Restricted Subsidiary with an unrelated Person; and

(2) The Pantry delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of The Pantry set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of The Pantry; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to The Pantry or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director reimbursement or indemnification agreement or any similar arrangement entered into by The Pantry or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among The Pantry and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of The Pantry) that is an Affiliate of The Pantry solely because The Pantry owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of directors’ fees to Persons who are not otherwise Affiliates of The Pantry, and payment of reasonable compensation or fees to other directors, officers, employees, and consultants of or to The Pantry and its Restricted Subsidiaries;

(5) any issuance of Equity Interests (other than Disqualified Stock) of The Pantry to Affiliates of The Pantry;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments;” and

(7) transactions pursuant to or contemplated by any agreement of The Pantry or any Restricted Subsidiary as in effect on the Issue Date, or any amendment thereto or any replacement agreements so long as any such amendment or replacement agreement, taken as a whole, is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date.

Note Guarantees

If The Pantry or any of its Restricted Subsidiaries acquires or creates a Material Domestic Subsidiary, or any Immaterial Domestic Subsidiary becomes a Material Domestic Subsidiary, then that Material Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an officer’s certificate to the trustee within 15 Business Days of the date on which it was acquired or created or ceases to be an Immaterial Domestic Subsidiary; provided, however, this covenant shall not apply to any Subsidiary that has been designated as an Unrestricted Subsidiary in accordance with the covenant described under the subheading “—Designation of Restricted and Unrestricted Subsidiaries” for so long as it continues to constitute an Unrestricted Subsidiary.

If, at any date of determination, The Pantry’s non-Guarantor Domestic Subsidiaries are Material in the Aggregate, then The Pantry shall cause one or more of such non-Guarantor Domestic Subsidiaries (the selection thereof to be at The Pantry’s discretion) to promptly provide Note Guarantees such that, after giving effect thereto, the remaining non-Guarantor Domestic Subsidiaries would not be Material in the Aggregate and otherwise not meet the definition of “Material Domestic Subsidiary.”

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of The Pantry may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by The Pantry and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under the definition of Permitted Investments, as determined by The Pantry. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Any designation of a Subsidiary of The Pantry as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.”

If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of The Pantry as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” The Pantry will be in default of such covenant.

The Board of Directors of The Pantry may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of The Pantry of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

The Pantry will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, The Pantry will furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if The Pantry were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by The Pantry’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if The Pantry were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, The Pantry will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

If, at any time, The Pantry is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, The Pantry will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Pantry will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept The Pantry’s filings for any reason, The Pantry will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if The Pantry were required to file those reports with the SEC.

The Pantry will be deemed to have provided the foregoing information and reports at the time The Pantry has filed such reports containing the required information with the SEC via the EDGAR filing system and such reports have been accepted, or, if the SEC will not accept The Pantry’s filings for any reason, at the time The Pantry has posted such reports containing the required information to its website and the reports are publicly available.

If The Pantry has designated any of its Subsidiaries or any group of Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of The Pantry and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of The Pantry.

In addition, The Pantry and the Guarantors agree that, for so long as any notes remain outstanding and constitute “restricted securities” under Rule 144, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) failure by The Pantry or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders of Notes—Change of Control,” “—Repurchase at the Option of Holders of Notes—Asset Sales” and “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4) failure by The Pantry or any of its Restricted Subsidiaries for 30 days after notice to comply with any of the other provisions described under the caption “—Certain Covenants;”

(5) failure by The Pantry or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by The Pantry or any of its Restricted Subsidiaries (or the payment of which is guaranteed by The Pantry or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee existed on the Issue Date or was created after the Issue Date, if that default:

(a) is caused by a failure to pay at final Stated Maturity principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its final Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(7) failure by The Pantry or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 consecutive days;

(8) except as permitted by the indenture, any Significant Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Significant Note Guarantee; and

(9) certain events of bankruptcy or insolvency described in the indenture with respect to The Pantry or any of its Significant Restricted Subsidiaries.

In the case of an Event of Default described in clause (9) above with respect to The Pantry, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of notes of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the notes then outstanding by written notice to the trustee may on behalf of the holders of all of the notes rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture (except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes arising other than solely because of such acceleration).

The Pantry is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, The Pantry is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of The Pantry or any Guarantor, as such, shall have any liability for any obligations of The Pantry or the Guarantors under the notes, the indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Pantry may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2) The Pantry’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and The Pantry’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, The Pantry may, at its option and at any time, elect to have the obligations of The Pantry and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, invalidity of the indenture or any Significant Note Guarantee, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) The Pantry must irrevocably deposit with the trustee, in trust, for the benefit of the holders of notes, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest or premium, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and The Pantry must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, The Pantry shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) The Pantry has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, The Pantry has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from any concurrent transaction involving the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which The Pantry or any Guarantor is a party or by which The Pantry or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which The Pantry or any of its Subsidiaries is a party or by which The Pantry or any of its Subsidiaries is bound;

(6) The Pantry must deliver to the trustee an officers’ certificate stating that the deposit was not made by The Pantry with the intent of preferring the holders of notes over the other creditors of The Pantry with the intent of defeating, hindering, delaying or defrauding creditors of The Pantry or others; and

(7) The Pantry must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders of Notes”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders of Notes”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, The Pantry, the Guarantors and the trustee may amend or supplement the indenture or the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes, or otherwise alter the provisions of the indenture relating to issuance and transfer of the notes in a manner that does not materially adversely affect any holder of notes;

(3) to provide for the assumption of The Pantry’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of The Pantry’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not, in the good faith opinion of the Company’s Board of Directors, adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of the Description of Notes contained in the offering memorandum with respect to the old notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the Issue Date;

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes; or

(9) to evidence or provide for the acceptance of the appointment under the indenture of a successor trustee.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to The Pantry, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and The Pantry or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from any concurrent transaction involving the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which The Pantry or any Guarantor is a party or by which The Pantry or any Guarantor is bound;

(3) The Pantry or any Guarantor has paid or caused to be paid all sums then due and payable by it under the indenture; and

(4) The Pantry has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, The Pantry must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

U.S. Bank, National Association is the trustee under the indenture.

If the trustee becomes a creditor of The Pantry or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder of notes has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Form, Denomination and Transfer of Notes

The exchange notes initially will be issued in registered global form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No service charge will be imposed in connection with any transfer or exchange of any note, but the Company may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global Notes

Global notes will be deposited with a custodian for DTC, and registered in the name of a nominee of DTC. Beneficial interests in the global notes will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture and the notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.

The Company will apply to DTC for acceptance of the global notes in its book-entry settlement system. Investors may hold their beneficial interests in the global notes directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC.

Payments of principal and interest under the global notes will be made to DTC’s nominee as the registered owner of such global note. The Company expects that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. The Company also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of the Company, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

Certificated Notes

If DTC notifies the Company that it is unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by the Company within 90 days of such notice, or an Event of Default has occurred and the trustee has received a request from DTC, the trustee will exchange each beneficial interest in that global note for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC.

Same Day Settlement

The notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds. Cross-market transfers will be effected through DTC in accordance with DTC’s rules.

Governing Law

The indenture, including any Note Guarantees, and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to The Pantry, Inc., 305 Gregson Drive, Cary, North Carolina 27511, Attention: Secretary.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness of any other Person secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of (1) 1.0% of the principal amount of such note; and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such note on August 1, 2016 (as stated in the table under “—Optional

Redemption”), plus (ii) all required interest payments due on such note through August 1, 2016 (excluding accrued but unpaid interest, if any, to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such note.

“Asset Acquisition” means:

(1) any transaction pursuant to which any Person shall become a Restricted Subsidiary of The Pantry or shall be consolidated or merged with The Pantry or any Restricted Subsidiary of The Pantry; or

(2) the acquisition by The Pantry or any Restricted Subsidiary of The Pantry of assets of any Person comprising all or substantially all of the assets of such Person or of a division or line of business of such Person; provided, that the assets acquired are related, ancillary or complementary to the business of The Pantry and its Restricted Subsidiaries on the date of such acquisition.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of The Pantry and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of The Pantry’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $3.0 million;

(2) a transfer of assets between or among The Pantry and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of The Pantry to The Pantry or to a Restricted Subsidiary of The Pantry;

(4) the sale, lease, assignment, license or sublicense of products, services or accounts receivable in the ordinary course of business, any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business, and any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a transfer of properties or assets to another Person in a transaction in which: (i) at least 80% of the consideration received consists of properties or assets (other than cash) that will be used in the business of The Pantry or a Restricted Subsidiary; (ii) the aggregate Fair Market Value of the property or assets being transferred by The Pantry or such Restricted Subsidiary is not greater than the aggregate Fair Market Value of the property or assets received by The Pantry or such Restricted Subsidiary in such exchange; and (iii) the Fair Market Value is evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; provided, that the aggregate Fair Market Value of all property or assets transferred by The Pantry and any of its Restricted Subsidiaries in connection with such exchanges in any fiscal year shall not exceed $30 million;

(7) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(8) any financing transaction with respect to property built or acquired by The Pantry or any Restricted Subsidiary after the Issue Date, including any sale-leaseback transactions permitted by the indenture;

(9) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, any exchange of like property (excluding any boot thereon) for use in a Permitted Business; and

(10) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Asset Sale Offer” has the meaning assigned to that term under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law to close. If a payment date is a day on which commercial banking institutions are authorized or required by law to close at the place of payment, then payment will be made on the next succeeding day that is not such a legal holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided, that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year from the date of acquisition, and having, at the time of acquisition, a credit rating of at least “A-2” from S&P or at least “P-2” from Moody’s;

(4) time deposits, certificates of deposit, eurodollar time deposits and eurodollar certificates of deposit with maturities not exceeding 364 days from the date of acquisition, bankers’ acceptances with maturities not exceeding 364 days from the date of acquisition, and overnight bank deposits, in each case, with (x) any lender party to the Credit Agreement, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million or (z) any bank whose short-term commercial paper rating at the time of acquisition thereof is at least A-2 or the equivalent thereof from S&P or is at least P-2 or the equivalent thereof from Moody’s;

(5) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper or variable or fixed rate notes rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and, in each case, maturing within six months after the date of acquisition;

(7) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Cash Equivalents (of the kind described in clause (2) of this definition) maturing as to principal and interest at times and in amounts sufficient to provide such payment;

(8) money market accounts at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition; and

(9) shares of any so-called “money market fund” that is registered under the Investment Company Act of 1940, has net assets of at least $500,000,000 and has an investment portfolio with an average maturity of 365 days or less.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of The Pantry and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of The Pantry;

(3) any Person (including a Person’s Affiliates and associates), becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of The Pantry, measured by voting power rather than a number of shares;

(4) the first day on which a majority of the members of the Board of Directors of The Pantry are not Continuing Directors; or

(5) The Pantry consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, The Pantry, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of The Pantry or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of The Pantry outstanding immediately prior to such transaction (x) remains outstanding and constitutes a majority of the then outstanding Voting Stock of The Pantry and is held by the holders thereof immediately prior to such transaction or (y) is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Change of Control Offer” has the meaning set forth above under the caption “—Repurchase at the Option of Holders—Change of Control.”

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (or in the case of clause (5) below, minus), without duplication, the following items to the extent deducted (or added) in computing Consolidated Net Income for such period:

(1) provision for taxes based on or by reference to income or profits of such Person and its Restricted Subsidiaries for such period; plus

(2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period; plus

(4) expenses and charges resulting from equity offerings, investments, mergers, recapitalizations, the incurrence of Permitted Refinancing Indebtedness and refinancing thereof, option buyouts, Dispositions, Asset Acquisitions and similar transactions (whether or not completed), including such expenses and charges relating to (i) the offering of the old notes and the closing of the Credit Agreement on the Issue Date, (ii) any amendment or other modification of the notes or the Credit Agreement, (iii) the completion of the tender offer in respect of the Company’s 7.75% Senior Subordinated Notes due 2014 and (iv) the consummation of any other transactions in connection with the repayment or refinancing of our Existing Indebtedness; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of The Pantry will be added to Consolidated Net Income to compute Consolidated Cash Flow of The Pantry only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to The Pantry by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income has not previously been effected in compliance with applicable law and is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) non-cash expenses or charges arising from the grant, issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any stock, stock options or other equity-based awards will be excluded; and

(5) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Consolidated Net Tangible Assets” means Total Assets after deducting:

(1) all current liabilities;

(2) any item representing investments in Unrestricted Subsidiaries; and

(3) all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses and other like intangibles,

all as set forth on the most recent internal balance sheet of The Pantry and its consolidated Restricted Subsidiaries and computed in accordance with GAAP.

“Consolidated Total Secured Debt” means, at any date of determination, the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries that is secured by a Lien on any assets of the Company or any Restricted Subsidiary other than (a) undrawn letters of credit, (b) customary indemnification obligations entered into in connection with an acquisition or disposition permitted under the indenture, (c) customary purchase price adjustments based on differences between estimated assets or liabilities at closing and subsequent final determination of such assets or liabilities following closing, and (d) any Hedging Obligations.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of The Pantry who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated the Issue Date, by and among The Pantry and inter alia Wells Fargo Bank, N.A., as Administrative Agent, providing for revolving credit and term loan borrowings and letters of credit, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified (in whole or in part, and without limitation as to amount, terms, covenants or other conditions), renewed, extended, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time whether (in whole or in part) with the same or other lenders.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), indentures, note purchase agreements or commercial paper facilities or financings, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified (in whole or in part, and without limitation as to amount, terms, covenants or other conditions), renewed, extended, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time whether (in whole or in part) with the same or other lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disposition” means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person’s assets or Capital Stock.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require The Pantry to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that The Pantry may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that The Pantry and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of The Pantry that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“DTC” means The Depository Trust Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any offering of Qualified Capital Stock of The Pantry.

“Existing Indebtedness” means all Indebtedness of The Pantry and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of The Pantry (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and any pro forma calculations shall be determined in good faith by the chief financial officer of The Pantry;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter reference period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter reference period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date of at least 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, capitalized interest, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon, the amount of which shall be the portion of interest equal to the proportionate amount (if less than all) of such Indebtedness of such other Person so guaranteed or secured by such Lien (or, if less, the Fair Market Value of the assets subject to such Lien); plus

(3) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of The Pantry (other than Disqualified Stock) or to The Pantry or a Restricted Subsidiary of The Pantry, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP;

less, to the extent included above, the amortization during such period of debt issuance and deferred financing costs, commissions and fees.

“Foreign Subsidiary” means any Restricted Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on the Issue Date.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiaries that execute a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of any such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Domestic Subsidiary” means any Domestic Subsidiary other than a Material Domestic Subsidiary.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), without duplication, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price (other than trade payables incurred in the ordinary course of business) of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person, to the extent, as applicable, of the amount of Indebtedness covered by such Guarantee, or the fair market value of the asset or assets subject to such Lien.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the judgment of the Board of Directors, qualified to perform the task for which it has been engaged.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees or other obligations), advances or capital contributions (excluding loans and advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If The Pantry or any Subsidiary of The Pantry sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of The Pantry such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of The Pantry, The Pantry will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of The Pantry’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the last paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by The Pantry or any Subsidiary of The Pantry of a Person that holds an Investment in a third Person will be deemed to be an Investment by The Pantry or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the last paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means August 3, 2012, the date on which the old notes were originally issued under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof (but excluding any operating leases), any option or other agreement to sell or give a security interest in and any valid authorization to file any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Material Domestic Subsidiary” shall mean any Domestic Subsidiary (a) that has total assets that exceed 2.5% of Total Assets of The Pantry and its Restricted Subsidiaries as of the end of the most recent fiscal quarter of The Pantry for which financial statements are required to be delivered under the indenture, (b) whose Consolidated Cash Flow exceeds 2.5% of Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the period of four consecutive fiscal quarters of The Pantry most recently ended for which financial statements are required to be delivered under the indenture or (c) that, together with all other Domestic Subsidiaries that would not otherwise be deemed to be Material Domestic Subsidiaries, would represent, in the aggregate (“Material in the Aggregate”), (x) 5.0% or more of Total Assets of The Pantry and its Restricted Subsidiaries as of the end of the most recent fiscal quarter of The Pantry for which financial statements are required to be delivered under the indenture or (y) 5.0% or more of the Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the period of four consecutive fiscal quarters of The Pantry most recently ended for which financial statements are required to be delivered under the indenture.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by The Pantry or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, (6) any reserve, established in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by The Pantry or any Restricted Subsidiary of The Pantry after such Asset Sale, and (7) any reserves established in accordance with GAAP with respect to the purchase price adjustments or indemnification obligations relating to such Asset Sale or otherwise in connection with such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither The Pantry nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness other than the notes of The Pantry or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Note Guarantee” means the Guarantee by each Guarantor of The Pantry’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business conducted by The Pantry or its Restricted Subsidiaries on the Issue Date and any business related, ancillary or complementary to, or a reasonable extension of, the business of The Pantry or its Restricted Subsidiaries on the Issue Date.

“Permitted Investments” means:

(1) any Investment in The Pantry or in a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by The Pantry or any Restricted Subsidiary of The Pantry in a Person, if as a result of such Investment:

(a) such Person becomes a Guarantor, or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, The Pantry or a Guarantor.

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for (or out of the net proceeds of) the issuance of Equity Interests (other than Disqualified Stock) of The Pantry;

(6) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of The Pantry or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of The Pantry or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9) extensions of trade credit or advances to customers and/or suppliers on commercially reasonable terms in the ordinary course of business;

(10) Guarantees of Indebtedness of The Pantry or any of its Restricted Subsidiaries issued in accordance with the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11) repurchases of the notes;

(12) other Investments in any Person (other than an Affiliate of The Pantry that is not a Subsidiary of The Pantry) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed the greater of (a) $25.0 million and (b) 2.5% of the Consolidated Net Tangible Assets of The Pantry and its Restricted Subsidiaries at any time outstanding;

(13) other Investments in any Restricted Subsidiary that is not a Guarantor having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed $5.0 million; provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Guarantor at the date of the making of such Investment and such Person becomes a Guarantor after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Guarantor; and

(14) for the avoidance of doubt, any Investments existing on the Issue Date and any extension, modification, replacement or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date (or as subsequently amended or otherwise modified in a manner not disadvantageous to the holders of the notes in any material respect).

“Permitted Liens” means:

(1) Liens securing Indebtedness incurred by The Pantry or any Guarantor pursuant to clause (1) of the definition of “Permitted Debt” and any cash management obligations owed to any lender or any Affiliates thereof;

(2) Liens in favor of The Pantry or any Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with The Pantry or any Restricted Subsidiary of The Pantry; provided, that such Liens were in existence prior to, and not incurred in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with The Pantry or the Restricted Subsidiary;

(4) Liens on assets (including Capital Stock) existing at the time of acquisition of the assets by The Pantry or any Subsidiary of The Pantry; provided, that such Liens were in existence prior to such acquisition, and not incurred in contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, letters of credit or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness and assets reasonably related thereto (and any proceeds thereof) and incurred within 180 days after the date of the acquisition, or the completion of the construction or improvement, thereof;

(7) Liens existing on the Issue Date (other than Liens referred to in clause (1) above), and replacements thereof encumbering only the assets subject to the Liens being replaced (and securing obligations not exceeding in aggregate amount the obligations secured on the Issue Date by such Liens being replaced);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, minor defects or irregularities in title, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees) or payment obligations to the trustee;

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture (other than Permitted Refinancing Indebtedness refinancing Indebtedness secured by Liens referred to in clause (1) above); provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and Liens securing reimbursement obligations in respect of letters of credit issued in the ordinary course of business, or to secure the performance of tenders, statutory obligations, indemnity, surety and appeal bonds, bids, leases, contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(14) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(15) any interest or title of a lessor or licensor under any Capital Lease Obligation or license agreement; provided that (1) the aggregate amount of Capital Lease Obligations so secured pursuant to this clause (15), together with any Permitted Refinancing Indebtedness in respect thereof secured pursuant to clause (12) above, does not exceed the greater of (a) $50.0 million and (b) 5.0% of the Consolidated Net Tangible Assets of The Pantry and its Restricted Subsidiaries and (2) such Liens do not extend to any property or asset which is not leased or licensed property subject to such Capital Lease Obligation or license agreement;

(16) Liens upon specific items of inventory or other goods purchased by The Pantry or its Restricted Subsidiaries in the ordinary course of business in favor of the vendors thereof;

(17) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods that are incurred in the ordinary course of business;

(18) Liens with respect to obligations that do not exceed $25.0 million at any one time outstanding;

(19) Liens solely on any cash earnest money deposits made by The Pantry or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the indenture;

(20) Liens securing Hedging Obligations made in the ordinary course of business and not for speculation; provided that such Hedging Obligations are permitted under the indenture;

(21) bankers’ Liens, rights of setoff, and similar Liens granted or incurred in the ordinary course of business with respect to deposits and deposit accounts in favor of the banks with which such accounts are maintained; and

(22) Liens arising in connection with the filing of precautionary UCC financing statements or functionally similar documents, relating solely to operating leases of personal property entered into in the ordinary course of business.

“Permitted Refinancing Indebtedness” means any Indebtedness of The Pantry or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of The Pantry or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the initial principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all customary expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by (a) The Pantry or a Guarantor or (b) by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Restricted Investments” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.

“SEC” means the United States Securities and Exchange Commission.

“Secured Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Secured Debt to (b) Consolidated Cash Flow for the most recently ended twelve-month period ending immediately prior to such date for which financial statements are internally available, with such pro forma adjustments as are set forth under the definition of “Fixed Charge Coverage Ratio.”

“Significant Note Guarantee” means a Note Guarantee executed and delivered by a Significant Restricted Subsidiary.

“Significant Restricted Subsidiary” means any Restricted Subsidiary that is a Significant Subsidiary.

“Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation was in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Surviving Person” means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

“Total Assets” means the total consolidated assets of The Pantry and its Subsidiaries as of the end of the most recent fiscal quarter of The Pantry for which financial statements are required to be delivered under the indenture.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 1, 2016; provided that if the period from the redemption date to August 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of The Pantry that is designated by the Board of Directors of The Pantry as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with The Pantry or any Restricted Subsidiary of The Pantry unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to The Pantry or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of The Pantry;

(3) is a Person with respect to which neither The Pantry nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of The Pantry or any of its Restricted Subsidiaries.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the exchange of the old notes for the exchange notes pursuant to this exchange offer. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the exchange notes. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, tax-exempt organizations and persons holding the old notes or exchange notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with old notes and exchange notes held as “capital assets” within the meaning of Section 1221 of the Code.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the old notes for the exchange notes pursuant to this exchange offer or that any such position would not be sustained.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

The exchange of the old notes for the exchange notes in the exchange offer will not be treated as an “exchange” for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange will not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the old notes and the same tax consequences to holders as the old notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until (and including) June 2, 2013, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days following the effective date of the registration statement of which this prospectus forms a part, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the offering of the exchange notes will be passed upon for us by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from The Pantry, Inc. and subsidiaries’ (the “Company”) Annual Report on Form 10-K for the fiscal year ended September 27, 2012, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of its Public Reference Room. We maintain a website at http://www.thepantry.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

We “incorporate by reference” into this prospectus certain information we have filed, or will file, with the SEC. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document we have filed with the SEC prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

You should rely only upon the information in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) after the date of this prospectus and before the consummation or termination of the exchange offer (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules):

•	our annual report on Form 10-K for the fiscal year ended September 27, 2012;

•	our quarterly report on Form 10-Q for the quarter ended December 27, 2012;

•

the portions of our definitive proxy statement on Schedule 14A filed on January 23, 2013 that are incorporated by reference into Part III of our annual report on Form 10-K for the fiscal year ended September 27, 2012; and

•	our current reports on Form 8-K filed on November 9, 2012, January 10, 2013, January 11, 2013, January 29, 2013, March 5, 2013, March 14, 2013 and April 24, 2013.

You may request a copy of these filings, at no cost, by writing to or telephoning us at:

The Pantry, Inc.

305 Gregson Drive

Cary, North Carolina 27511

(919) 774-6700

Exchange Offer for $250,000,000

The Pantry, Inc.

8.375% Senior Notes due 2020

PROSPECTUS

APRIL 24, 2013

Until June 2, 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.